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As filed with the Securities and Exchange Commission on January 23, 2003

Registration No. 333-100707

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SUPERGEN, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	91-1841574 (IRS Employer Identification Number)

4140 Dublin Blvd., Suite 200
Dublin, California 94568
(925) 560-0100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Joseph Rubinfeld, Ph.D.
President and Chief Executive Officer
SuperGen, Inc.
4140 Dublin Blvd., Suite 200
Dublin, California 94568
(925) 560-0100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John V. Roos, Esq.
Junling Ma, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2003

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

3,930,800 SHARES

SUPERGEN, INC.

COMMON STOCK

        The selling security holders of SuperGen, Inc. ("SuperGen," "we," or "the Company") listed on page 14 may offer and resell up to 3,930,800 shares of SuperGen, Inc. common stock, including shares issuable upon exercise of warrants, under this prospectus, for their own account. We will not receive any proceeds from such sales. We issued these shares of our common stock and warrants to the selling security holders in private transactions.

        Our common stock is listed on the Nasdaq National Market under the symbol "SUPG." On January 22, 2003, the last reported sale price for the common stock on the Nasdaq National Market was $3.40 per share.

        See "Risk Factors" beginning at page 5 to read about certain factors you should consider before buying shares of the Common Stock.

        Neither the Securities and Exchange Commission nor any Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January    , 2003.

SUMMARY

        This summary may not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being registered in this offering, our financial statements and notes thereto incorporated by reference in this prospectus.

Our Business

        We are an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of oncology therapies for solid tumors, hematological malignancies and blood disorders. Our strategy is to minimize the time, expense and technical risk associated with drug commercialization by identifying and acquiring pharmaceutical compounds in the later stages of development, rather than committing significant resources to the research phase of drug discovery. Instead of engaging in pure discovery research to obtain lead compounds, we license or acquire rights to compounds typically at the pre-clinical or early clinical stage of development that have shown efficacy in humans or in a model relevant to a particular clinical disease. We intend to retain significant participation in the clinical development of our proprietary products by funding and conducting human clinical trials and obtaining regulatory approval ourselves. We believe this will allow us to maximize the commercial value of our products by either directly marketing our products or licensing them on more favorable terms than would be available if licensed earlier in the development cycle.

        Currently we have three franchise compounds, Nipent®, Orathecin™ (also known as rubitecan) and decitabine. Nipent is approved by the Food and Drug Administration, or the FDA, and marketed by us for the treatment of hairy cell leukemia. Nipent has also shown promise in other diseases and we are conducting a series of clinical trials, including post-marketing Phase IV trials for chronic lymphocytic leukemia, low grade non-Hodgkin's lymphoma, cutaneous and peripheral T-cell lymphomas, and Phase II/III studies for graft-versus-host disease. We are close to completing three randomized Phase III studies for Orathecin™, our lead drug candidate, and submitted the first section of a "rolling" new drug application, or NDA, with the FDA at the end of December 2002. We expect to complete our NDA filing by the end of the first quarter of 2003. In addition, we have been granted "fast track" designation for Orathecin for the treatment of pancreatic cancer, which means that the FDA will facilitate and expedite the development and review of the application. We are also conducting Phase III clinical studies of decitabine in myelodysplastic syndrome. Moreover, we have procured the U.S. sales and marketing rights to the cancer vaccine Avicine™, and acquired the rights to the DNA-inhibiting drug lucanthone. In addition, our portfolio of products includes Partaject™ delivered busulfan, and inhaled versions of Orathecin and paclitaxel. We received regulatory approval to market our generic daunorubicin for a variety of acute leukemias in November 2001, and recently received regulatory approval to market Mitozytrex™ (formerly known as MitoExtra™), our proprietary version of the generic drug mitomycin, for use in the therapy of disseminated adenocarcinoma of the stomach or pancreas in proven combinations with other approved chemotherapeutic agents and as palliative treatment when other modalities have failed.

        Our success will depend upon our competitive strengths and strategies. However, an investment in our shares of common stock involves risks, and you must evaluate our company in light of the uncertainties and complexities present in an emerging pharmaceutical company. We have incurred cumulative losses of $226.9 million as of September 30, 2002, and have never generated enough funds through our operations to support our business. Most of our products are still in development stage, and we will require substantial additional investment in research and development, clinical trials, and in regulatory and sales and marketing activities to commercialize current and future product candidates. Conducting clinical trials is a lengthy, time-consuming and expensive process involving inherent uncertainties and risks, our studies may be insufficient to demonstrate safety and efficacy to support FDA approval of any of our product candidates in development. If our clinical trials, especially the trials for Orathecin, are not successful, we may not be able to get sufficient funding to continue our trials or conduct new trials, and we would be forced to scale down or cease our business operations. We rely on third party collaborators for research, development, manufacturing, storage and distribution activities, and the failure to maintain or develop such relationships may impair our product development and business operations. In addition, the trading prices for our common stock are highly volatile and will continue to fluctuate in the future because of various factors, some of which are beyond our control. If the trading price of our common stock continues to significantly decline, we may not be able to obtain additional capital that we will need through public or private financing activities.

        The above risks and additional risks we face in our business are described in more detail in the section of this prospectus titled "Risk Factors" which begins on page 5.

        We incorporated in March 1991 as a California corporation and changed our state of incorporation to Delaware in November 1997. Our executive offices are located at 4140 Dublin Blvd., Suite 200, Dublin, California 94568, and our telephone number at that address is (925) 560-0100. We maintain a website on the internet at www.supergen.com. Our website, and the information contained therein, is not a part of this prospectus.

The Shares Offered in this Prospectus

        We are registering for the resale of shares of our common stock and shares of common stock issuable upon exercise of warrants issued to the selling security holders in private transactions, as specified below.

Common Stock Offered	Up to 3,930,800 shares of common stock of SuperGen, Inc., including:
	•	200,000 shares of common stock issuable upon exercise of a warrant held by The Kriegsman Group, which warrant was issued in March 2001;
	•	1,806,400 shares of common stock originally issued to several accredited investors in a private transaction that closed on September 24, 2002;
	•	1,806,400 shares of common stock issuable upon exercise of warrants issued to the accredited investors in the September 2002 transaction; and
	•	118,000 shares of common stock issuable upon exercise of a warrant issued to Paul Revere LLC, an affiliate of Rodman & Renshaw, Inc., the private placement agent in the September 2002 transaction.

Principal Terms of Warrants
The warrants issued to the investors in the September 2002 transaction have the following characteristics: (i) 1,204,269 (66 2/3%) of the shares subject to such warrants have an exercise price of $4.00 and the other 602,131 (33 1/3%) of the shares have an exercise price of $5.00 per share, (ii) the warrants will be exercisable for a term of 4 years, (iii) the exercise prices of the warrants will be subject to adjustment so that, if we issue any shares of common stock (including options and warrants, with standard exceptions), at a price that is lower than the respective exercise prices, then the respective exercise prices will be reduced to each such lower price, provided, however, that after 540 days of issuance of such warrants, the respective exercise prices shall not be reduced to less than $2.50, and (iv) after two years, the warrants will be redeemable by us if the shares of our common stock are trading at above 200% of the respective exercise price for twenty consecutive days.

The warrant issued to Paul Revere LLC in connection with the placement activities of Rodman & Renshaw, Inc. has a term of two years and exercise price of $3.00 per share, which is not subject to any of the above discussed anti-dilution adjustment.
The warrant issued to The Kriegsman Group has a term of three years and an exercise price of $10.47 per share.
Use of Proceeds
All of the shares of common stock are being sold by the selling security holders or their pledges, donees, transferees or other successors in interest. We will not receive any proceeds from the re-sale of the shares of our common stock covered in this prospectus.
Registration Rights
We have agreed to file a shelf registration statement, of which this prospectus forms a part, with the SEC with respect to the shares of common stock and shares of common stock issuable upon exercise of the warrants we privately placed in September 2002. We have agreed to use reasonable efforts to keep the registration statement effective for specified periods. If we fail to fulfill these and other obligations, we will pay certain penalties until we fulfill these obligations.

We have agreed to register the shares of common stock issuable upon exercise of the warrant held by The Kriegsman Group pursuant to a registration rights agreement we entered into with The Kriegsman Group in March 2002.

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

        Our business, future operating results and financial condition are dependent upon many factors that are subject to a number of risks and uncertainties. Below we summarize the material risks and uncertainties that are known to us and that may cause our future operating results to be different than our planned or projected results, and that may negatively affect our operating results and financial condition. However, the risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that are not presently known to us or that we currently believe are immaterial may also impair our business operations or financial condition.

        Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section entitled "Note Regarding Forward-Looking Statements."

Risks Related to Our Financial Condition and Common Stock

We have a history of operating losses and an accumulated deficit, we expect to continue to incur losses for the foreseeable future.

        Since inception we have incurred cumulative losses of $226.9 million as of September 30, 2002, and have never generated enough funds through our operations to support our business. These losses include non-cash charges of $20.0 million for the acquisition of in-process research and development. Our product revenues to date have been limited and have been principally from sales of Nipent, which we are marketing in the United States for the treatment of hairy cell leukemia. In the nine months ended September 30, 2002, we spent $23.8 million on research and development. Our cash, cash equivalents and marketable securities decreased 50% in the first nine months of 2002, from $74 million at December 31, 2001 to $32.4 million at September 30, 2002. Our losses to date have resulted principally from:

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  research and development costs relating to the development of our products and product candidates, including the large scale clinical trials for Orathecin;

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  license fees and milestone payments to our collaborators and research institutions, and acquisition of technology or other assets;

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  in-process research and development costs and amortization of intangible assets associated with our acquisitions;

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  costs and expenses associated with manufacturing, distribution and sales of our products; and

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  general and administrative costs relating to our operations.

        We expect to continue to incur substantial operating losses at least through 2003.

We are currently unprofitable and may never become profitable.

        Since inception, we have funded our research and development activities primarily from private placements and public offerings of our securities, milestone payments and revenues generated primarily from sales of Nipent, which we are marketing in the United States for the treatment of hairy cell leukemia. As a result of our substantial research and development expenditures and limited product revenues, we have incurred substantial net losses.

        Our ability to achieve profitability will depend primarily on our ability to obtain regulatory approval for and successfully commercialize Orathecin, our lead product candidate. Our success will also depend, to a lesser extent, on our ability to develop and obtain regulatory approval of Nipent for indications other than hairy cell leukemia, to obtain regulatory approval for and successfully commercialize decitabine and other product candidates, and to bring to market our other proprietary products, i.e., products that are advancing through our internal clinical development infrastructure, including our Extra products. Our ability to become profitable will also depend upon a variety of other factors, including the following:

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  increases in the level of our research and development, including the timing and costs of any expansion of clinical trials;

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  regulatory approvals of competing products, or expanded labeling approvals of existing products;

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  increases in sales and marketing expenses related to the commercial launch of Orathecin and other products if and when approved;

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  costs and expenses associated with entering into licensing and other collaborative agreements;

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  delays in or inadequate commercial sales of Orathecin and other products, once regulatory approvals have been received; and

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  expenditures associated with acquiring products, technologies or companies and further developing these assets.

        Our products and product candidates, even if successfully developed and approved, may not generate sufficient or sustainable revenues to enable us to be profitable, or to sustain profitability.

We may require additional financing, and an inability to raise the necessary capital or to do so on acceptable terms would threaten the continued success of our business.

        We will continue to expend substantial resources for conducting research and development, including costs associated with conducting clinical trials. While we anticipate that our capital resources will be adequate to fund operations and capital expenditures at least through December 2003, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. We may raise money by sale of our equity securities or debt, or the exercise of outstanding warrants and stock options. However, given the uncertainties of the market conditions, we may not be able to sell our securities in public offerings or private placements at prices and on terms that are favorable to us, or if at all. Also, the dilutive effect of those fundings could adversely affect our results per share. We may also choose to obtain funding through licensing and other contractual agreements. Such arrangements may require us to relinquish our rights to our technologies, products or marketing territories, or to grant licenses on terms that are not favorable to us. If we fail to obtain adequate funding in a timely manner, or at all, we may be forced to scale back our product development activities, or forced to cease our operations.

Our stock price is highly volatile, and if our price declines further, we may encounter difficulty in raising capital in the equity market.

        The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The trading price of our common stock has fluctuated dramatically in the last two years, from the high of $22.25 in December 2000 to a historic low of $1.40 in October 2002, and has fallen by approximately 70% since the beginning of 2002, from $15 to between $3 to $5 in December 2002. Our stock price is likely to remain volatile in the future, which is subject to the following factors, some of which are beyond our control:

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  announcements of regulatory approval or disapproval of our or our competitors' products;

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  fluctuations in our financial results;

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  announcements of technological innovations or new products by us or our competitors;

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  announcements of changes in governmental regulations affecting us or our competitors;

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  developments in patent or other proprietary rights affecting us or our competitors;

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  public concern as to the safety of products developed by us or other biotechnology and pharmaceutical companies;

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  general market conditions;

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  severe fluctuations in price and volume in the stock market in general (or in the trading of the stock of pharmaceutical and biotechnology companies in particular) which are unrelated to our operating performance; and

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  future sales of such common stock or other shares of common stock by existing stockholders and the perception that such issuances or sales could occur.

        If the trading price of our common stock continues to significantly fluctuate and decline, we may be unable to obtain additional capital that we may need through public or private financing activities. Because outside financing is still critical to sustain our business operations, large fluctuations in our share price will harm our financing activities and may cause us to significantly alter our business plans or cease operations altogether.

Our equity investment in AVI BioPharma exposes us to equity price risk and any impairment charge would affect our results of operations.

        We are exposed to equity price risk on our equity investment in AVI BioPharma, Inc., or AVI. As of September 30, 2002, we recorded an other-than temporary loss of $8.4 million relating to our investment in the common stock of AVI, resulting in a reduction of our cost basis in the AVI stock to $14.3 million. Under our accounting policy, marketable equity securities are presumed to be impaired if their fair value is less than their cost basis for more than six months, absent compelling evidence to the contrary. At September 30, 2002, AVI common stock had been trading below our original cost basis for more than six months. As there was no compelling evidence to the contrary, we recorded an impairment charge of $8.4 million in our results of operations. The amount of the charge was based on the difference between the market price of the securities as of September 30, 2002, and our original cost basis. The public trading prices of the shares of AVI have fluctuated significantly since we purchased them and could continue to do so. If the public trading prices of these shares continue to trade below their new cost basis in future periods, we may incur additional impairment charges relating to this investment, which in turn will affect our results of operations.

Risks Related to Our Industry

Before we can seek regulatory approval of any of our product candidates, we must successfully complete clinical trials, which are expensive and have uncertain outcomes.

        Most of our products are in the development stage and, prior to their sale, will require regulatory approval and the commitment of substantial resources. Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and expensive process, and their results are inherently uncertain. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, preclinical testing and clinical trials. In addition, we must overcome all kinds of difficulties and setbacks in our clinical trials, which are an inherent part of the drug development process.

        We are currently conducting late stage phase III clinical trials for two of our product candidates: Orathecin for pancreatic cancer and decitabine for treatment of advanced myelodysplastic syndrome. In addition, we have a broad portfolio of other cancer drugs in various stages of development, including Avicine™ in colorectal cancer (Phase II), Nipent (for indications other than hairy cell leukemia, Phase IV), Partaject™ busulfan, inhaled Orathecin (Phase I), and are conducting pre-clinical studies for VEGF, inhaled paclitaxel and Cremophor-free paclitaxel. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. However, regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

        In addition, we have ongoing research and preclinical projects that may lead to product candidates, but we have not begun clinical trials for these projects. Our preclinical or clinical development efforts may not be successfully completed and we may not commence clinical trials as planned.

Our clinical trials may be delayed or terminated, which would prevent us from seeking necessary regulatory approvals.

        Completion of necessary clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. For example, the design of our three Orathecin studies are complex, and we have been conducting clinical trials since 1998, which may make statistical analysis difficult and regulatory approval hard to predict. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

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  ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

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  inability to manufacture sufficient quantities of compounds for use in clinical trials;

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  inability to obtain FDA approval of our clinical trial protocols;

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  slower than expected rate of patient recruitment;

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  inability to adequately follow patients after treatment;

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  difficulty in managing multiple clinical sites;

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  unforeseen safety issues;

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  lack of efficacy demonstrated during the clinical trials; or

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  government or regulatory delays.

        In addition, we have limited experience in conducting and managing clinical trials. We rely on third parties, including contract research organizations, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

We may be required to suspend, repeat or terminate our clinical trials if they are not conducted in compliance with regulatory requirements, if the trial results are negative, inconclusive or if they fail to demonstrate safety or efficacy.

        Our clinical trials must be conducted in accordance with the FDA's regulations and are subject to oversight by the FDA and institutional review boards at the medical institutions where the clinical trials are conducted. We outsource our research and development activities with respect to our primary product candidates. We have agreements with third-party contract research organizations, or CROs, to provide monitors and to manage data for our clinical programs, including the phase III Orathecin program in pancreatic cancer. We and our CROs are required to comply with current Good Clinical Practices, or GCPs, regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces GCPs through periodic inspections of study sponsors, principal investigators, and study sites. We are not aware of any material GCP deficiencies with any of these research organizations that might impact regulatory approval of our products. If, however, in the future we or our CROs fail to comply with applicable GCPs, the clinical data generated in our studies may be deemed unreliable and the FDA may require us to perform additional studies before approving our marketing applications. We cannot assure you that upon inspection the FDA will determine that any of our studies for products in clinical development comply with GCPs. In addition, our clinical trials must be conducted with product candidates produced under current Good Manufacturing Practices regulations, or cGMPs, and may require large numbers of test subjects. Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

        Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause us to repeat or terminate a clinical trial. Our clinical trials may be suspended at any time if we or the FDA believe the patients participating in our studies are exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

        We may encounter other problems and failures in our studies that will cause us or the FDA to delay or suspend the studies. The potential failures will delay development of our product candidates, hinder our ability to conduct related preclinical testing and clinical trials, and further delay the commencement of regulatory approval process. Moreover, we then may be required to conduct other clinical trials for the product candidates, which will require substantial funding and time. We may be unable to obtain corporate funding or other financing to conduct such clinical trials. The failures or perceived failures in our clinical trials will directly delay our product development and regulatory approval process, damage our business prospect, make it difficult for us to establish collaboration and partnership relationships, and negatively affect our reputation and competitive position in the pharmaceutical community.

If we fail to obtain regulatory marketing approvals of our product candidates in a timely manner, commercialization of our products will be delayed or prevented and we will not be able to generate revenue and achieve profitability.

        All new drugs, including our products under development, are subject to extensive and rigorous regulation by the FDA, and comparable agencies in foreign countries. These regulations govern, among other things, the development, testing, manufacturing, labeling, storage, pre-market approval, advertising, promotion, sale and distribution of our products. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug and Cosmetic Act. To receive approval, we or our collaborators must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product.

        We are currently selling Nipent (which we acquired from the Parke-Davis division of the Warner-Lambert Company in 1996) for the treatment of hairy cell leukemia, and sales of Nipent constitute our principal source of product revenues. We received regulatory approval to market our generic daunorubicin for a variety of acute leukemias in November 2001, and recently received regulatory approval to market Mitozytrex, our proprietary version of the generic drug mitomycin, for use in the therapy of disseminated adenocarcinoma of the stomach or pancreas in proven combinations with other approved chemotherapeutic agents and as palliative treatment when other modalities have failed. We submitted the first section of a "rolling" New Drug Application, or NDA, for Orathecin for the treatment of pancreatic cancer in the end of December 2002. We have also filed an Abbreviated New Drug Application, or ANDA, for our generic paclitaxel. Our other existing product candidates, including our proprietary drugs, i.e., drugs that are advancing through our internal clinical trials, such as decitabine, and our generic drugs, i.e., drugs for which there is no patent protection and are marketed by multiple sources, will require significant additional development, lengthy clinical trials, regulatory review and approvals, and additional investment before they can be commercialized.

        The FDA has substantial discretion in the drug approval process. We generally cannot predict with certainty if or when we might submit for regulatory review of any of our product candidates currently under development. Once we submit our product candidates for review, there cannot be any guarantee that the FDA or other regulatory agencies will grant approvals for any of our products on a timely basis or at all. Any approvals we obtain may not cover all the clinical indications for which we are seeking approval. Also, an approval might contain significant limitations in the form of narrow indications, warnings, precautions, or contraindications with respect to conditions of use.

        Therefore, our product development efforts may not lead to commercial drugs or other products for a number of reasons, including the failure of our product candidates to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue the programs through the clinical trial process. Except for Orathecin, we do not expect to be able to market any of our existing product candidates currently in development for a number of years, if at all. If we fail to obtain regulatory approval of our drug candidates in a timely manner, we will not be able to generate revenues and achieve profitability.

Our failure to obtain separate regulatory approvals to market our product candidates in foreign countries could adversely affect our revenues.

        Sales of our products outside the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. We must obtain separate regulatory approvals in order to market our products in other jurisdictions. Approval in the U.S., or in any other jurisdiction, does not ensure approval in other jurisdictions. Obtaining foreign approvals could result in significant delays, difficulties and costs for us, and require additional trials and additional expenses. So far, we have applied, through an affiliate, for regulatory approval to market mitomycin and paclitaxel in the United Kingdom and in certain other countries within the European Union. While many of the regulations applicable to our products in these foreign countries are similar to those of the FDA, these requirements may vary widely from country to country and could delay the introduction of our products in those countries. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to commercialize our products in foreign markets.

        Currently, Nipent is being sold in Europe. However, our role in Europe is currently limited to that of a supplier, and as such, we do not have a direct influence on Nipent sales at the clinical level, making their timing and magnitude difficult to predict and depend on the efforts of our European distributors. Our revenue from supplying Nipent for European sales is currently insignificant. Our strategy is to obtain regulatory approvals to sell our products in Europe and other parts of the world, and we currently intend to contract with third party licensees or distributors for sales outside the United States. Sales outside the United States in the future may constitute a material source of revenues. As a result, any delays in obtaining regulatory approval from foreign jurisdictions will impair the commercialization of our products and our revenues.

Even if we obtain regulatory approval, we will continue to be subject to extensive government regulation that may cause us to delay the introduction of our products or withdraw our products from the market.

        Even if regulatory approval is obtained, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain governmental approval, our manufacturing facilities and those of our third-party manufacturers are subject to unannounced inspections by the FDA and must comply with the FDA's current Good Manufacturing Practices, or cGMPs and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If we or our third-party manufacturers fail to comply with any of the manufacturing regulations, we may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution.

The continuing efforts of government and third-party payers to contain or reduce the costs of healthcare may adversely affect our revenues.

        Sales of our products depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities like Medicare/Medicaid, managed care providers and private health insurers. While we have not been challenged by third-party payors with respect to reimbursement of prices for our marketed products, in general third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services, which may effectively limit physicians' ability to select products and procedures.

        In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. For example, currently Medicare does not reimburse self-administered products, which could cover some of our product candidates. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, we believe government agencies will continue to propose and pass legislation designed to reduce the cost of healthcare, which could further limit reimbursement for pharmaceuticals, and we anticipate that there will continue to be proposals in the U.S. to implement government control over the pricing or profitability of prescription pharmaceuticals, as is currently the case in many foreign markets. If our current and proposed products are not considered cost-effective, reimbursement to the consumer may not be available or be sufficient to allow us to sell products on a competitive basis. The failure of the government and third-party payors to provide adequate coverage and reimbursement rates for our product candidates could adversely affect the market acceptance of our products, our competitive position and our financial performance.

If we are unable to comply with environmental laws and regulations, our business may be harmed.

        We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. We believe our safety procedures for these materials comply with governmental standards, and we carry insurance coverage we believe is adequate for the size of our business. We believe we are in compliance with all applicable environmental laws and regulations. However, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. If an accident or environmental discharge occurs, we could be held liable for any resulting damages, which could exceed our insurance coverage and financial resources.

        We currently outsource our research and development programs involving the controlled use of biohazardous materials. We believe our collaborators have in place safety procedures for these materials that comply with governmental standards. Nevertheless, if an accident does occur, our research and product development will be negatively affected.

Risks Associated with Our Business

We are dependent on the successful outcome of the clinical trials for our lead product candidate Orathecin. If our clinical data for Orathecin cannot support the submission of an NDA with the FDA or if filing or approval of the NDA is delayed, our business will be substantially harmed.

        Orathecin is our lead product candidate, which we are developing for the treatment of pancreatic cancer. Pancreatic cancer is a highly lethal disease, with the poorest likelihood of survival among all of the major malignancies. Based on a study on cancer for 1988-1992 by National Cancer Institute, pancreatic cancer accounts for only 2% of all newly diagnosed cancers in the United States each year, but 5% of all cancer deaths. We believe that our Orathecin clinical program is the largest registration program ever undertaken in pancreatic cancer. To date, only two drugs have been approved by the FDA for the treatment of pancreatic cancer—gemcitabine and 5-flurouricil (5-FU). Based on the FDA's summary basis of approval, the program sizes for those two drugs were as follows: gemcitabine had 126 patients in front-line use and 63 patients in second-line use, and 5-FU was approved on data from 20 pancreatic cancer patients. We have been conducting and are close to completing three randomized Phase III registrational studies in approximately 1,800 patients with pancreatic cancer at over 200 study sites in North America and Europe. We commenced clinical trials in 1998, and more than 2,700 patients have been enrolled in the studies. Our ongoing Orathecin clinical trials are large and complex and have required a significant amount of financial commitment and human resources. Over the years, we have expended substantial resources on developing Orathecin and preparing an infrastructure to support its sales and marketing, if approved for sale by regulatory authorities.

        While we believe we have a portfolio of product candidates with promise, we have focused much of our attention and resources on developing Orathecin, and from 1998 to September 2002 we have spent approximately 25% of our research and development expenses, or approximately $56 million, on the Orathecin program, and we expect to spend an additional $5 million in 2003 to complete the clinical trials for Orathecin and assemble the NDA for regulatory approval for the product. In addition, we must establish sales and marketing capability to support the worldwide sale of Orathecin, either by entering into a sales and marketing agreement with a collaborator or to build up our own sales force, which will involve substantial costs and expenses. If we are successful in obtaining necessary regulatory approval and successfully commercialize the product, we believe sales of Orathecin could generate more than $100 million in revenues annually, which could constitute more than 80% of our future revenues. These sales projections are based on the fact that, according to Eli Lilly's 2001 annual report, gemcitabine (the last drug approved for pancreatic cancer) has sales of more than $500 million dollars annually, yet we believe that gemcitabine and 5-FU do not adequately serve the market of refractory pancreatic cancer patients. In addition, administration of gemcitabine and 5-FU require intravenous injection, while Orathecin is taken orally. We believe that based on these factors, in combination with our commercial experience, we can reasonably expect to achieve at least 20% of the sales of gemcitabine with Orathecin.

        Given the large scale, the complexity of the clinical trials, and the inherent uncertainties associated with clinical trials of such magnitude and complexity, there can be no assurance that the data or statistical analysis from our trials will support regulatory approval or that we will not be required to perform additional studies before seeking regulatory approval. For example, the trial design of these studies allows patients who initially were being treated with gemcitabine or other therapies to switch over to treatment with Orathecin. At the time the trials were designed, based on results of cancer studies conducted by others, we believed that the percentage of patients that would cross over for treatment with Orathecin would be in the range of 10% to 20% of the enrolled patients. Based on a preliminary review of the clinical trial information, we believe that the number of patients in our Orathecin studies that have actually crossed over to treatment with Orathecin has significantly exceeded the number anticipated and reached 45%. The extent of this cross over will likely negatively affect the statistical analysis of the study, making it difficult to determine if the product is effective. We cannot predict how this cross-over percentage will affect regulatory approval, but additional trials may be required before we can obtain regulatory approval.

        We submitted the first section of a "rolling" NDA with the FDA in late December 2002, and anticipate completing our filing by the end of the first quarter of 2003. However, the approval process may take a significant amount of time and we may not be approved. The FDA's approval of our application will be based on its review of Orathecin's safety and efficacy. Important factors to be taken into account in the FDA's review will include, among other things, the overall survival of patients randomized to receive Orathecin, time to disease progression as well as toxicities seen in patients who were treated with Orathecin. If our Orathecin development activities are unsuccessful for these or other reasons and if we fail to obtain the FDA approval in a timely fashion, if at all, we will not be able to realize the projected revenues, have sufficient funds to support another program or continue our other clinical trials, and we may be forced to substantially scale down our operations.

The fast track designation of Orathecin may not actually lead to a faster regulatory review or approval.

        If a drug is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and the drug demonstrates the potential to address unmet medical needs for the condition, the drug sponsor may apply for FDA "fast track" designation. The fast track classification does not apply to the product alone, but applies to the combination of the product and the specific indication for which it is being studied. Under fast track provisions, the FDA is committed to working with the sponsor for the purpose of expediting the clinical development and evaluation of the drug safety and efficacy for the fast track indication. A fast track designation will allow the pharmaceutical company sponsor to submit a rolling NDA, which will allow the FDA to initiate review of sections of the application before it is complete. In some cases, a fast track designated product may also qualify for priority review, or review within a six-month time frame from the time an NDA is completed and filed.

        Although we have obtained a fast track designation from the FDA for Orathecin for the treatment of patients with locally advanced or metastatic pancreatic cancer that is resistant or refractory to chemotherapies, we cannot guarantee a faster development process, review or approval compared to the conventional FDA procedures. Orathecin may not be granted priority review, or review within six months, and our fast track designation may be withdrawn by the FDA if the FDA believes that such designation is no longer supported by emerging data from our clinical development program. Our fast track designation does not guarantee that we will qualify for or be able to take advantage of the accelerated approval procedures, which are procedures that allow the FDA to approve a drug, intended to treat serious or life threatening illnesses, based upon a surrogate end point that is reasonably likely to predict clinical benefit. Even if the accelerated approval procedures are available to us, we may elect to use the traditional approval process for strategic and marketing reasons. If Orathecin is approved under the accelerated approval procedures, we will most likely be required to conduct Phase IV studies to provide confirmatory evidence that Orathecin is safe and effective and provides a clinically meaningful benefit to patients. If we fail to verify that Orathecin is safe, effective and provides a clinically meaningful benefit to patients, our FDA approval can be withdrawn on an expedited basis. Accelerated approval will also require that we submit all promotional labeling and advertising to the FDA for pre-approval prior to dissemination of these materials. Furthermore, if serious adverse effects are identified at any time after marketing, our approval may be rapidly revoked and we will not be allowed to continue to market the drug. If the regulatory approval for Orathecin is delayed, or the approval is withdrawn or revoked for any reason, our business will be substantially harmed.

The termination of our Orathecin related agreements with Abbott may negatively impact our business and collaborative relationships.

        In December 1999, we entered into agreements with Abbott Laboratories, or Abbott, pursuant to which Abbott would market and distribute our drug candidate Orathecin and provide milestone payments and invest in our shares of stock. We would have co-promoted Orathecin with Abbott in the United States and Abbott would have exclusive rights to market Orathecin outside of the United States. In the United States market, we would have shared profits from product sales equally with Abbott, while outside of the United States market, Abbott would have paid us royalties and transfer fees based on product sales. Abbott was obligated to purchase up to $81.5 million in shares of our common stock over a period of time. In addition, Abbott had an option to purchase up to 49% of the shares of our common stock outstanding at the time of the exercise at $85 per share. Abbott also had a right of first discussion with respect to our product portfolio and a right of first refusal to acquire us.

        The Orathecin related agreements were terminated by the parties in March of 2002. While we believe that the termination was advantageous to us in a number of respects, the termination also creates some challenges and uncertainties. By terminating our Orathecin related agreements we have eliminated restraints on our business activities and expanded some of our strategic alternatives that we deem very beneficial. Specifically, we regained all marketing rights to Orathecin worldwide, are no longer obligated to share profits from product sales of Orathecin, and Abbott no longer has the option to purchase up to 49% of our outstanding shares, the right of first discussion with respect to our product portfolio and the right of first refusal to acquire us. As a result, we are able to market and sell Orathecin ourselves or to explore strategic partnerships with other pharmaceutical companies.

        In connection with these agreements, Abbott made a $26.5 million investment in our shares of common stock in January 2000, and a $2.5 million equity milestone payment in July 2001. By terminating the agreement, we have foregone the opportunity to receive future milestone payments and equity investments from Abbott (in the aggregate amount of up to $52.5 million), potential royalty payments and other benefits from a well established and respected pharmaceutical company, including our access to Abbott's worldwide sales capability. In addition, the termination of the agreements may be perceived negatively by other potential partners, and unless we are successful with our regulatory approval of Orathecin, we may not be able to establish collaboration relationships with established pharmaceutical companies for Orathecin, if we elected to pursue such relationships.

Expanding indications for Nipent is important to our future revenues. If we are unable to receive regulatory approval for use of Nipent to treat additional diseases our revenues will not expand as hoped.

        Part of our strategy involves expanding the market opportunities for our approved drugs by seeking regulatory approval and/or their reimbursement support of their use for treatment of additional diseases. We are currently marketing Nipent for hairy cell leukemia, and revenues from selling Nipent provided over 80% of our revenues in the past three years. We believe Nipent has promise for treatment of a variety of diseases and are conducting a series of clinical trials with Nipent that are important to the expansion of our business. These trials include Phase IV trials for chronic lymphocytic leukemia, low grade non-Hodgkin's lymphoma, cutaneous and peripheral T-cell lymphomas, and Phase II/III studies for graft-versus-host disease. If these and our other Nipent clinical trials are not successful or additional regulatory approvals, we will not be able to increase our revenue above the current level.

If we cannot complete our clinical trials for decitabine and cannot receive regulatory approval, we may not realize future revenues.

        We have initiated Phase III clinical trials with decitabine for treatment of advanced myelodysplastic syndrome, and we are nearing the completion of patient enrollment. We have also received orphan drug designation for decitabine for the treatment of myelodysplastic syndrome and sickle cell anemia. There is no assurance that we will be able to complete the patient enrollment as anticipated or that the clinical trial results will support submission of an NDA or regulatory approval. Any delays in our planned patient enrollment could result in increased costs and delays or termination of the clinical trials. Even if we complete the clinical trials and submit an NDA, the approval process may take a significant amount of time and we may not receive approval. Moreover, the future sales of decitabine could constitute a material source of our product revenues. According to a paper published in Nature Review in 2002, decitabine reverses the biological mechanism that has been implicated as a fundamental defect in cancer. We believe that potential sales of this product may equal or exceed that of Orathecin and thus amount to $100 million annually. As a result, if our decitabine development activities are unsuccessful for any reason, future revenues will not be realized.

We depend on third parties for manufacturing and storage of our products and our business may be harmed if the manufacture of our products is interrupted or discontinued.

        Even if we obtain governmental approval of our product candidates, our manufacturing facilities and those of our contract manufacturers are subject to unannounced inspections by the FDA and must comply with the FDA's cGMP and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If we or our contract manufacturers fail to comply with any of the manufacturing regulations, we may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution.

        We have no manufacturing facilities and we currently rely on third parties for manufacturing activities related to all of our products. As we develop new products and increase sales of our existing products, we must establish and maintain relationships with manufacturers to produce and package sufficient supplies of our finished pharmaceutical products, including Orathecin. Our manufacturing strategy presents the following risks:

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  delays in scale-up to quantities needed for multiple clinical trials or failure to manufacture such quantities to our specifications, or deliver such quantities on the dates we require, could cause delay or suspend clinical trials, regulatory submissions and commercialization of our products in development;

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  our current and future manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies for compliance with strictly enforced cGMPs and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards;

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  if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use. This would require new testing and compliance inspections. The new manufacturers would have to be educated in, or themselves develop substantially equivalent processes necessary for, the production of our products;

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  if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

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  in the future we may not have intellectual property rights, or may have to share intellectual rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

        Any of these factors could delay clinical trials or commercialization of our product candidates under development, interfere with current sales and entail higher costs.

        We currently outsource manufacturing for all of our products to United States and foreign suppliers. We expect to continue to outsource manufacturing in the near term. We believe our current suppliers are and will be able to efficiently manufacture our proprietary and generic compounds in sufficient quantities and on a timely basis, while maintaining product quality. We maintain quality control over manufacturing through ongoing inspections, rigorous review, control over documented operating procedures, and thorough analytical testing by outside laboratories, and, to our knowledge, none of our manufacturers have had problems complying with regulatory requirements for our products. At this time we do not intend to replace our manufacturing or storage contracts.

        However, we may be unable to maintain our current relationships. In the event we need to replace or seek new manufacturing arrangements, we may have difficulty locating and entering into arrangements with qualified contract manufacturers on acceptable terms, if at all. We are aware of only a limited number of companies on a worldwide basis who operate manufacturing facilities in which our products can be manufactured to our specifications and in compliance with cGMPs. It could take several months, or significantly longer for a new contract manufacturing facility to obtain FDA approval and to develop substantially equivalent processes for the production of our products. We may not be able to contract with any of these companies on acceptable terms, if at all. For example, the company that had been purifying our Nipent finished product filed for bankruptcy in mid 2001. We contracted with a new manufacturer for the purification of Nipent in mid 2001, and the manufacturer was qualified by the FDA in May 2002. We experienced unusually low inventory levels during the first quarter of 2002, while we were waiting for the new company to be qualified by the FDA.

        Currently we store the majority of the unpurified, bulk form of Nipent at the manufacturer's location. Improper storage, fire, natural disaster, theft or other conditions at this location that may lead to the loss or destruction of the bulk concentrate. While the manufacturer carries adequate insurance consistent with industry standard and we also carry insurance for drug storage, such event would inevitably cause delays in distribution and sales of our products and harm our operating results.

        We do not currently intend to manufacture any pharmaceutical products, although we continually evaluate our options for commercial production of our products, including the possibility of establishing our own commercial scale manufacturing facility. If we decide to manufacture products, we would be subject to the regulatory risks and requirements described above. We will also be subject to similar risks regarding delays or difficulties encountered in manufacturing these pharmaceutical products and we will require additional facilities and substantial additional capital. We cannot assure you that we would be able to manufacture any of these products successfully in accordance with regulatory requirements and in a cost-effective manner.

If our suppliers cannot provide the product or components we require, our product sales and revenue could be harmed.

        We rely on third party suppliers to provide us with certain components used in our products under development, including Orathecin and decitabine. Relying on third party suppliers makes us vulnerable to component part failures and to interruptions in supply, either of which could impair our ability to conduct clinical tests or to ship our products to our customers on a timely basis. Using third party vendors makes it difficult and sometimes impossible for us to maintain quality control, manage inventory and production schedules and control production costs. Vendor lead times to supply us with ordered components vary significantly and can exceed six months or more. Both now and as we expand our need for manufacturing capacity, we cannot be sure that our suppliers will furnish us with required components when we need them. These factors could make it more difficult for us to effectively and efficiently manufacture our products, and could adversely impact our clinical trials, product development and sales of our products.

        Some suppliers are our only source for certain product or a particular component, which makes us vulnerable to cost increases and supply interruptions. We generally rely on one manufacturer for each product. We have one manufacturer for the future production of our generic compounds required for both our Extra and generic dosage forms. We rely on one manufacturer for Nipent, a sole source supplier for the purification and processing of pentostatin, which is used in the manufacturing of Nipent, and a sole source supplier for the ingredient used in the purification of pentostatin. We also rely on sole source suppliers for mitomycin products and components used in the production of Mitozytrex.

        Vendors may decide to limit or eliminate sales of certain products to the medical industry due to product liability or other concerns. For example, one component used in the purification of pentostatin is no longer commercially available, although we believe our current inventory of this component will last four to five years during which time we believe we will be able to qualify a substitute. Therefore, for products or components for which we rely on a sole source, in the event the supplier decides not to manufacture the product or go out of business, or decides to cut off our supply, we may be unable to locate replacement supply sources, or the sources that we may locate may not provide us with similar reliability or pricing and our business could suffer. If we cannot obtain a necessary component, we may need to find, test and obtain regulatory approval for a replacement component, produce the component or redesign the related product, which would cause significant delay and could increase our manufacturing costs. Any of these events could adversely impact our sales and results of operations.

We have limited sales and marketing capabilities and no distribution capabilities and may not be able to successfully commercialize our products.

        We currently have limited sales and marketing resources and no distribution capability. Although we have approximately 25 sales and marketing personnel focusing on the sale of our products to hospitals and hospital buying groups, we have contractual relationships with third parties and anticipate relying on third parties to distribute, sell and market some of our primary products. We currently rely on third parties to distribute our products and expect to continue to do so in the future. For example, Abbott is our exclusive U.S. distributor of Nipent until 2005. Before the termination of our Orathecin agreements with Abbott we anticipated relying on Abbott to assist in the distribution and sale of Orathecin. Our current sales and marketing resources are inadequate to effectively market and sell Orathecin and other products if we were to receive regulatory approval.

        We continue to evaluate our options and explore opportunities with respect to sales and marketing of Orathecin, if approved for sale. We may decide to enter into arrangements with a strategic partner. However, we may not be able to negotiate such arrangement on acceptable terms, if at all. Moreover, such arrangements will involve sharing of sales profit, may require us to relinquish certain rights to our products or marketing territories, and may impose other limitations on our business operations. Further, if we enter into a collaborative relationship with a large pharmaceutical company with established distribution systems and direct sales forces to market Orathecin, we cannot assure you that we will be able to maintain such relationship on acceptable terms, if at all.

        If we are unable to enter into third-party arrangements or if our arrangements with third parties are not successful, we will need to substantially expand our sales and marketing force and build our sales and distribution capabilities, which will require significant expenses. We may not succeed in expanding and enhancing our sales and marketing capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded sales and marketing operations. Our inability to upgrade our sales expertise and in-house sales and distribution capabilities may limit our ability to gain market acceptance for Orathecin worldwide and generate revenues. If we fail to establish successful sales and marketing capabilities or fail to enter into successful marketing arrangements with third parties, or if our third party distributors fail to perform their obligations, we will not be able to market or sell our products effectively and our business, financial condition and results of operations will be materially and adversely affected.

Our collaborative relationships with AVI BioPharma, Inc. and other third party collaborators could cause us to expend significant money on development costs with no assurance of financial return.

        From time to time we enter into collaboration relationships with third parties to co-develop and market products. For example, we have collaborative relationships with AVI BioPharma, Inc. or AVI, whereby in exchange for marketing and other rights in the United States for Avicine, AVI's proprietary cancer vaccine currently in late-stage clinical testing against a variety of solid tumors, we made significant equity investments in AVI, and agreed to make substantial milestone payments to fund AVI's clinical development and regulatory activities.

        Specifically, in consideration of past research and development performed by AVI, we made an initial equity investment in AVI totaling $22 million in exchange for 1,684,211 shares of AVI common stock, paid in a combination of $5 million cash and the issuance of 347,826 shares of our common stock. Moreover, we are obligated to make additional payments to AVI based on successful achievement of developmental, regulatory approval, and commercialization milestones over the next several years that could total $80 million. At the time the transactions were entered, the chief executive officer of AVI, Dennis Burger, was a member of our Board of Directors (Mr. Burger resigned from our Board in May of 2002). Our president and chief executive officer is a member of the Board of Directors of AVI. The transaction was approved by members of our Board who had no interest in the transaction and evaluated the transaction with input from members of our financial and scientific staffs.

        In addition, we also entered into an arrangement with Peregrine Pharmaceuticals, or Peregrine, in February 2001, pursuant to which we licensed a drug-targeting technology known as Vascular Targeting Agent, which is a proprietary platform designed to specifically target a tumor's blood supply and subsequently destroy the tumor with various attached therapeutic agents. The licensed technology is specially related to Vascular Endothelial Growth Factor, or VEGF. Under the agreement, we made an up-front equity investment in Peregrine of $600,000 and will be obligated to make subsequent milestone payments that ultimately could total $8 million. In addition, we will pay royalties to Peregrine based on the net revenues of any drugs we commercialize using the VEGF technology.

        The above relationships require substantial financial commitments from us, and at the same time the product developments are subject to the same regulatory requirements, risks and uncertainties associated with the development of our other product candidates. AVI's Avicine will require significant additional expenditures to complete the clinical development necessary to gain marketing approval from the FDA and equivalent foreign regulatory agencies. In addition, Avicine and other compounds underlying these strategic relationships may prove to be ineffective, may fail to receive regulatory approvals, may be unprotectable by patents or other intellectual property rights, or may otherwise not be commercially viable. If these collaborative relationships are not successful, our product developments will be adversely affected, and our investments and efforts devoted to the product developments will be wasted.

If we are not able to maintain and successfully establish new collaborative and licensing arrangements with third parties, our product development and business will be harmed.

        Our business model is based on establishing collaborative relationships with other parties both to license compounds upon which our products and technologies are based and to manufacture, market and sell our or our collaborators' products. As a development company we must have access to compounds and technologies to license for further development. For example, we licensed the exclusive worldwide royalty-bearing rights to Orathecin from the Stehlin Foundation for Cancer Research, and we also established relationships with suppliers and manufacturers to manufacture our compounds and products. Additionally, we have a collaborative relationship with AVI for the development, marketing and sales of Avicine. Due to the expense of the drug approval process it is critical for us to have relationships with established pharmaceutical companies to offset some of our development costs in exchange for a combination of development, marketing and distribution rights. We formerly had a significant relationship with Abbott for the sales and marketing of Orathecin. To facilitate the commercialization of Orathecin, we may decide to establish a new collaborative relationship with another party.

        We from time to time also enter into discussions with various companies regarding the establishment of new collaborations. If we are not successful in establishing new collaborative partners for our product candidates, we may not be able to pursue further development of such product candidates and/or may have to reduce or cease our current development programs, which would materially harm our business. Even if we are successful in establishing new collaborations, they are subject to numerous risks and uncertainties including the following:

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  Our ability to negotiate acceptable collaborative arrangements;

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  Our existing collaborative arrangements may not be successful or may not result in commercially viable products;

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  Collaborative partners are free to pursue alternative technologies either on their own or with others, including our competitors, for the diseases targeted by our programs and products;

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  If our partners fail to fulfill their contractual obligations or terminate the relationships with us, we may be required to seek other partners, or expend substantial resources to pursue these activities independently, which may not be successful; and

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  Our ability to manage, interact and coordinate our timelines and objectives with our strategic and collaborative partners may not be successful.

        In addition, our collaborators may undergo business combinations, which could have the effect of making a collaboration with us less attractive to them for a number of reasons. For example, if an existing collaborator purchases a company that is one of our competitors, that company could be less willing to continue its collaboration with us. In addition, a company that has a strategy of purchasing companies with attractive technologies might have less incentive to enter into a collaboration agreement with us. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential new collaborators or disagreements between us and our collaborators may lead to delays or termination in the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration.

        Any failure in maintaining relationships with our collaborators could materially affect our product development and commercialization.

If we fail to compete effectively, particularly against larger, more established pharmaceutical companies with greater resources, our business will suffer.

        The pharmaceutical industry in general and oncology sector in particular is highly competitive and subject to significant and rapid technological change. Our competitors and probable competitors include established companies such as Eli Lilly & Co., Ortho Biotech, Berlex, Bristol-Myers Squibb Company, Immunex Corp and others.

        Many of our competitors and research institutions are addressing the same diseases and disease indications and working on products to treat such diseases as we are, and have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. Some of our competitors have received regulatory approval of or are developing or testing product candidates that compete directly with our product candidates. For example, while we received orphan drug status for Orathecin and there is no competitor in the oral delivery market for the treatment of pancreatic cancer, there are approved drugs for the treatment of pancreatic cancer, including gemcitabine by Eli Lilly. For another example, Berlex's fludarabine and Ortho Biotech's cladrabine compete with our Nipent in the leukemia market.

        In addition, many of these competitors, either alone or together with their customers, have significantly greater experience than we do in developing products, undertaking preclinical testing and clinical trials, obtaining FDA and other regulatory approvals, and manufacturing and marketing products. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales of our product candidates, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours. We also face and will continue to face intense competition from other companies for collaborative relationships, for establishing relationships with academic and research institutions, and for licenses to proprietary technology.

        Our products that are under patent protection face intense competition from competitors' proprietary products. This competition may increase as new products enter the market. We also face increasing competition from lower-cost generic products after patents on our proprietary products expire. Loss of patent protection typically leads to a rapid loss of sales for that product and could affect future results. As new products enter the market, our products may become obsolete or our competitors' products may be more effective or more effectively marketed and sold than our products. If we fail to maintain our competitive position, this could have a material adverse effect on our business and results of operations.

        Our competitive positions in our generic drugs are uncertain and subject to risks. The market for generic drugs, including the pricing for generic drugs, is extremely competitive. As a result, unless our generic drugs are the first or among the initial few to launch, there is a high risk that our products would not gain meaningful market share, or we would not be able to maintain our price and continue the product line. Moreover, marketing of generic drugs is also subject to regulatory approval, and we may not be able to obtain such approval before our competitors to gain the competitive advantage.

We are developing generic and Extra products based upon compounds which may be covered by patents held by third parties that are expected to expire or already expired. These compounds may be also the subject of method, formulation, and manufacturing process patents held by third parties. If these patents do not expire as anticipated or are expanded in scope, we will not be able to develop our generic and Extra products as planned.

        We developed, or are in the process of developing, and are planning to market several generic and Extra products based on existing compounds. Specifically, with respect to our generic products, we received an Abbreviated New Drug Application, or ANDA, approval of our generic mitomycin for solid tumors, and daunorubicin for a variety of acute leukemias, and have filed an ANDA for our generic paclitaxel. We are currently selling mitomycin and in the process of commercializing daunorubicin.

        Our proprietary Extra technology is a platform technology that employs the use of an inert chemical excipient, cyclodextrin, combined with a drug. Most anticancer drugs are cytotoxic, and most must be administered intravenously. If a vein is missed on injection, the drug can leak to surrounding tissue, causing ulceration that sometimes requires plastic surgery to correct. Our proprietary Extra technology is designed to 'shield' the drug from the injection site, thus providing the patient protection from tissue ulceration. It can increase the relative solubility of hard-to-dissolve anticancer drugs, hence increasing its stability or shelf life (as evidenced in Mitozytrex). We have developed, or are in the process of developing, several applications for our Extra technology, including Mitozytrex, and Extra versions of generic daunorubicin and paclitaxel. We recently received regulatory approval of Mitozytrex, our proprietary version of the generic drug mitomycin, for use in the therapy of disseminated adenocarcinoma of the stomach or pancreas in proven combinations with other approved chemotherapeutic agents and as palliative treatment when other modalities have failed. So far we have spent approximately $6 million on developing and marketing our generic and Extra products. We have currently completed our pre-commercial investment in developing Mitozytrex, and as of now we have not committed to an internal budget for additional "Extra" development programs. In addition, we have no further generic drug development commitments, as we are focusing on developing our proprietary drug candidates.

        We do not hold any intellectual property rights as to the underlying compounds on which our generic or Extra products are based. We may in the future evaluate the generic drugs market and develop additional generic or proprietary Extra products based on these compounds, which may also be the subject of method, formulation and manufacturing process patents held by third parties. Our development of generic or Extra products may also take place prior to, but in anticipation of, the expected expiration of existing patent protection for drugs developed by third parties. However, if existing patent protection on such products is otherwise maintained, extended or expanded, it is unlikely that we will be able to market our own generic or Extra products without obtaining a license from the patent owner, which may not be available on commercially acceptable terms, if at all.

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the United States or abroad.

        Our business operation and success depends in part on our ability to obtain patents, protect trade secrets, operate without infringing the proprietary rights of others and prevent others from infringing our proprietary rights.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Currently we have acquired licenses to or assignments of at least 37 United States patents covering our proprietary drugs, including 27 patents for Orathecin, 5 patents for Nipent, 3 patents for paclitaxel and 2 patents for 5-beta-steroid. These United States patents will begin to expire in October 2012. We have received or licensed patents relating to our Extra technology, Partaject, and Oral Prodrug technologies, among which at least 5 patents are issued to us. In addition, we are prosecuting a number of patent applications for drug candidates that we are not actively developing at this time.

        From time to time we receive correspondence inviting us to license patents from third parties. Our proprietary products are dependent upon compliance with numerous licenses and agreements. These licenses and agreements require us to make royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with regulatory filings. If we fail to comply with these licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely affect our product development and harm our business.

        We also have patents or license patents outside the United States, including Europe, Australia, Japan, Canada, Mexico and New Zealand. In addition, we have patent applications pending in these regions and countries as well as in China, Hungary and Israel. Limitations on patent protection in these countries, and differences in what constitutes patentable subject matter in these countries outside the United States, may limit the protection we have on patents or licenses of patents outside the United States. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws in the United States. To minimize our costs and expenses and to maintain effective protection, we will focus our patent and licensing activities within the European Union, Canada and Japan. In determining whether or not to license any patent in a certain foreign country, we will weigh the cost and benefits and consider, among other things, the market potential and profitability, the scope of patent protection afforded by the law of the jurisdiction and its enforceability, and the nature of terms with any potential licensees. Failure to obtain adequate patent protection for our proprietary drugs and technology would impair our ability to be commercially competitive in these markets.

        The pharmaceutical fields are characterized by a large number of patent filings involving complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patents will be enforced. A substantial number of patents have already been issued to other pharmaceutical companies, research or academic institutions or others. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. In addition, third parties may challenge, invalidate or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties may not provide adequate protection against competitors. Our pending patent applications and those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        Litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue the necessary litigation or otherwise to protect our patent rights. Our efforts to protect our patents may fail. In addition to pursuing patent protection in appropriate cases, we also rely on trade secret protection for unpatented proprietary technology. However, trade secrets are difficult to protect. Our trade secrets or those of our collaborators may become known or may be independently discovered by others.

        Although we know of no pending patent infringement suits, discussions regarding possible patent infringements or threats of patent infringement litigation either related to patents held by us or our licensors or our products or product candidates, there has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Claims may be brought against us in the future based on patents held by others. These persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product. We cannot assure you whether we would prevail in any of these actions or that we could obtain any licenses required under any of these patents on acceptable terms, if at all.

If we lose key personnel or are unable to attract and retain additional, highly skilled personnel required for the expansion of our activities, our business will suffer.

        Our success is dependent on key personnel, including Dr. Rubinfeld, our President and Chief Executive Officer, and members of our senior management and scientific staff. We carry key man insurance on Dr. Rubinfeld. Except for Dr. Rubinfeld (whose current employment contract will expire by December 31, 2003), none of our officers or employees has any term employment contracts. We are currently considering establishing a succession plan for the company's senior management. We know of no plans by any of our executive officers or key employees to retire or resign from our company. If any of our executive officers decides to leave the company and we cannot locate qualified replacement in time to allow a smooth transition, our business operation may be adversely affected.

        To successfully expand our operations, we will need to attract and retain additional, highly skilled individuals, particularly in the areas of sales, marketing, clinical administration, manufacturing and finance. We compete with other companies for the services of existing and potential employees. We believe our compensation and benefits packages are competitive for our geographical region and our industry group, and we have been successful in hiring, and retaining or replacing our employees. However, we may be at a disadvantage to the extent that potential employees may favor larger, more established employers.

We may be subject to product liability lawsuits and our insurance may be inadequate to cover damages.

        Clinical trials and commercial use of our current and potential products may expose us to liability claims from the use or sale of these products. Consumers, healthcare providers, pharmaceutical companies or others selling such products might make claims of this kind. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our products and clinical trials, under which the coverage limits are $10 million per occurrence and $10 million in the aggregate. While we believe that this insurance is reasonable and adequate, we cannot assure you that this coverage will be adequate to protect us in the event of a claim. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for product candidates in development. We may not be able to obtain or maintain insurance coverage in the future at a reasonable cost or in sufficient amounts to protect us against losses. If third parties bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liabilities, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

Earthquake or other natural or man-made disasters and business interruptions could adversely affect our business.

        Our operations are vulnerable to interruption by fire, earthquake, power loss, floods, telecommunications failure and other events beyond our control. Our facilities are all located in the state of California and may be subject to electricity blackouts as a consequence of a shortage of available electrical power. In addition, our business operation is susceptible to disruption as a result of natural disasters such as earthquakes. So far we have never experienced any significant disruption of business operation as a rsult of electricity blackouts, earthquakes or other natural disasters. While we carry adequate business interruption insurance and have in place a contingency recovery plan, any significant business interruption could cause delays in our drug development and sales and harm our business.

Provisions in our certificate of incorporation, bylaws and applicable Delaware law may prevent or discourage third parties or stockholders from attempting to replace our management.

        Anti-takeover provisions of our certificate of incorporation and bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

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  authorization of the issuance of up to 2,000,000 shares of our preferred stock;

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  elimination of cumulative voting; and

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  elimination of stockholder action by written consent.

        Our bylaws establish procedures, including notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings.

        We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, Section 203 of the Delaware General Corporation Law prevents a stockholder owning 15% or more of a corporation's outstanding voting stock from engaging in business combinations with a Delaware corporation for three years following the date the stockholder acquired 15% or more of a corporation's outstanding voting stock. This restriction is subject to exceptions, including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder.

        We believe that the benefits of increased protection of our potential ability to negotiate with the proponents of unfriendly or unsolicited proposals to acquire or restructure us outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms. Nevertheless, these provisions are expected to discourage different types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us, and may have the effect of preventing or discouraging third parties or stockholders from attempting to replace our management.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believe," "do not believe," "plan," "expect," "intend," "estimate," "anticipate" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

        Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Summary" and "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

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  this prospectus;

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  the materials referred to in this prospectus;

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  the materials incorporated by reference into this prospectus; and

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  our press releases.

        No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may also read and copy any document we file at the SEC's Public Reference Room in Washington, D.C. located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our SEC filings are also available to the public over the internet from the SEC's web site at http:www.sec.gov, or our web site at http.www.supergen.com.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling security holders listed on page 14 sell all of the shares of our common stock registered under this prospectus:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002.

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  Proxy Statement for the 2002 Annual Meeting of Stockholders.

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  Current Report on Form 8-K filed on March 8, 2002.

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  Current Report on Form 8-K filed on October 1, 2002.

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  The description of our common stock contained in our registration statement on Form 8-A, filed on January 18, 1996, including any amendment or report filed for the purpose of updating the description.

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  All other reports filed in accordance with Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2001.

        This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about SuperGen and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

  SuperGen, Inc.
  4140 Dublin Blvd., Suite 200
  Dublin, California 94568
  Attn: Investor Relations
  (925) 560-0100

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

MATERIAL CONTRACTS

Strategic, Collaborative and Licensing Relationships and Related Agreements

        We identify and license or buy rights to products or compounds that are typically in human clinical development. We then seek to enhance and complete the product development and bring the product to market internally or through collaborations with others. We have entered into a variety of strategic and collaborative relationships and licensing agreements in pursuing our business. Some of our more significant relationships are as follows:

1.    The Stehlin Foundation for Cancer Research—Orathecin

        In September 1997, we entered into a License Agreement, as subsequently amended in 1999, to license the exclusive worldwide royalty-bearing rights to Orathecin (formerly known as rubitecan or RFS2000) from the Stehlin Foundation for Cancer Research, a Houston, Texas-based cancer research clinic. Under the agreement, we have the right to grant sublicenses, make, import, use, sell, offer for sale and otherwise distribute and exploit the licensed products worldwide, except for Mexico, Canada, Spain, Japan, the United Kingdom, France, Italy and Germany. We must use commercially reasonable efforts to develop the licensed Orathecin products and obtain regulatory approval for the products.

        We may, at our sole discretion, enter into agreements with third parties with respect to the development of the licensed products. We must bear our own costs incurred in connection with the development of the products, and, except for the payments described in the agreement, the Stehlin Foundation will bear its own costs incurred in connection with the performance of the research activities that we may request and the Stehlin Foundation agrees to undertake in connection with the development of the licensed products. The development responsibilities under the agreement are coordinated by a committee consisting of an equal number of employees of each party, provided that we have the deciding vote in the event of any disagreement.

        The Stehlin Foundation continues to hold the title to all inventions and other intellectual property made solely by employees or consultants of the Stehlin Foundation with respect to Orathecin, and we hold the title to all inventions and other intellectual property made solely by our employees or consultants in connection with activities under the agreement. Title to all inventions and other intellectual property made jointly by employees or consultants of the parties in connection with the agreement are jointly owned by the parties. In the event the Stehlin Foundation elects to license any product (other than the Orathecin products) for human medicinal purposes for any uses that include pancreatic cancer or antineoplastic use, we have the right of first refusal to obtain from the Stehlin Foundation a license under patents owned or controlled by the Stehlin Foundation to market such products.

        We are required to pay the Stehlin Foundation approximately $10 million for research, and we also agreed to make monthly cash payments to the Stehlin Foundation of approximately $100,000 until the earlier of four years or the receipt of marketing approval by the Food and Drug Administration, or the FDA, of Orathecin. Our agreement with Stehlin also calls for additional payments in SuperGen common stock upon the achievement of specified milestones and royalties on any product sales. We must make milestone payments under the agreement upon (i) notification by the FDA of the acceptance of the first New Drug Application, or NDA, filed for Orathecin, and (ii) our receipt of the FDA notice that it has approved Orathecin for marketing. Each of such payments will be made in shares of unregistered restricted shares of SuperGen common stock at a per share purchase price equal to the average trading price of the shares over a 30-day trading period.

        Unless terminated sooner as provided in the agreement, the agreement will continue in full force and effect on a country-by-country and licensed product-by-licensed product basis until there are no remaining royalty payment obligations in a country, at which time the agreement will terminate in its entirety in such country. We will continue to have a perpetual, non-exclusive, royalty-free license, with the right to grant sublicenses, to make, import, use, sell, offer for sale and otherwise distribute and exploit the Orathecin products for human medicinal purposes in such country. We may terminate the agreement with respect to any country with 60 days written notice to the Stehlin Foundation. In addition, if either party materially breaches the agreement, the other party will have certain termination rights. Further, either party may terminate the agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership or liquidation for the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within 60 days after filing.

2.    AVI BioPharma, Inc.—Avicine

        In December 1999, we entered into an agreement with AVI BioPharma, Inc., or AVI, to acquire one million shares of AVI common stock, which amounted to approximately seven and one half percent (7.5%) of AVI's then outstanding common stock, for $2.5 million cash and 100,000 shares of our common stock at $28.25 per share. The chief executive officer of AVI at the time was a member of our Board of Directors (who later resigned from our Board in May 2002), and the president and chief executive officer of SuperGen is a member of the Board of Directors of AVI. We also acquired exclusive negotiating rights for the United States market for Avicine, AVI's proprietary cancer vaccine currently in late-stage clinical testing against a variety of solid tumors. Avicine is a non-toxic immunotherapy that neutralizes the effect of a tumor-associated antigen on cancer cells, while stimulating the body's immune system to react against the foreign tumor.

        In April 2000, we entered into a United States sales, distribution and development agreement with AVI to become the exclusive distributor and promoter in the United States of any pharmaceutical product containing Avicine.

        Under the terms of the agreement, we are responsible for any advertising, marketing, selling and promoting Avicine in the United States, and AVI is responsible for product manufacturing, packaging, sterilization and labeling. AVI has granted us an exclusive license to sell the Avicine products in the United States. In the event that AVI or its third party manufacturers are unable to fill product orders for a total of 60 days, then we will have a non-exclusive license to manufacture Avicine products. If AVI is unable to meet its obligations under the agreement for six months, AVI must notify us and the parties will consider steps to preserve our rights to Avicine, including, but not limited to, the grant of a non-exclusive, royalty bearing license to us to develop and sell Avicine products in the United States. Under the agreement, we also obtained the right of first discussion with respect to all of AVI's oncology compounds.

        We have formed a joint Clinical Development Committee with AVI to oversee, review and coordinate the implementation of the clinical studies and the pursuit of regulatory approvals in the United States, and we will equally share the costs for the FDA approval process. In addition, any net profits from the sale of Avicine products in the United States will also be split equally among the parties. Further, the parties will jointly determine the optimum development strategy for the international marketplace.

        AVI will maintain any patents owned by it or licensed to AVI relating to Avicine as identified and agreed to by the parties, and AVI will use its reasonable commercial efforts to prosecute any agreed upon patent applications. In addition, the parties will consult together and jointly determine patent issues, including patenting strategy, prosecution and response to patent office actions. AVI will be solely responsible for the selection, filing, registration and maintenance of any AVI trademarks related to Avicine in the United States. We have a nonexclusive limited license to use AVI's name and logo in the United States, and a coexclusive limited license to use AVI trademarks related to Avicine in the United

States, in each instance solely for the purpose of promoting, distributing and selling Avicine products in the United States in accordance with the terms and conditions of the agreement.

        In consideration of past research and development performed by AVI, we made an additional equity investment in AVI totaling $22 million in exchange for 1,684,211 shares of AVI common stock, paid in a combination of $5 million cash and the issuance of 347,826 shares of our common stock. As part of the agreement, we also have a warrant to acquire an additional 10% of AVI's common stock at an aggregate exercise price equal to $60 million, or $35.625 per share. This warrant is exercisable for a three-year period commencing on the earlier of the date the FDA accepts the NDA submitted for Avicine, or the date on which the closing price of AVI's common stock exceeds the warrant exercise price. Neither event has occurred as of December 31, 2002.

        We will be required to make additional milestone payments to AVI for an aggregate of up to $80 million, including (a) $2.5 million in SuperGen stock or cash, upon completion of accrual into the Phase III trial for Avicine; (b) $2.5 million in SuperGen stock or cash, upon acceptance by the FDA of the NDA submitted for Avicine; (c) $5 million in SuperGen stock or cash, upon launch of Avicine in the United States, (d) $10 million in cash, upon the occasion on which annual Avicine product sales by us reach $100 million; (e) $15 million in cash, upon the occasion on which annual Avicine product sales by us reach $250 million; (f) $20 million in cash, upon the occasion on which annual Avicine product sales by us reach $500 million; and (g) $25 million in cash, upon the first occasion on which annual Avicine product sales by us reach $1 billion.

        Unless terminated sooner as provided in the agreement, the agreement will expire upon the earlier of (a) the date upon which a generic version of Avicine is first sold in the United States by someone other than us, or (b) the date which is fifteen (15) years after the date of regulatory approval of Avicine in the United States, provided that the we and AVI may renew the agreement for the United States for (i) further successive one (1) year periods, or (ii) further successive periods of time during which any applicable marketing exclusivity precludes the effective approval by the FDA of any product containing Avicine. In addition, either party may terminate the agreement if the ownership or control of at least 50% of the assets or voting securities of the other party are transferred and, in the non-changing party's reasonable judgment, the other party's new owner or controlling entity is a competitor of the non-changing party in the field of oncology.

3.    Peregrine Pharmaceuticals—VEGF (Anti-Angiogenesis)

        In February 2001, we entered into a License Agreement to license a platform drug-targeting technology known as Vascular Targeting Agent, or VTA, from Peregrine Pharmaceuticals, or Peregrine (formerly known as Techniclone Corp.). The licensed technology is related to Vascular Endothelial Growth Factor, or VEGF. The VTA technology is a proprietary platform designed to specifically target a tumor's blood supply and subsequently destroy the tumor with various attached therapeutic agents.

        Under the agreement, we obtained an exclusive, worldwide, royalty-bearing license to Peregrine's patents related to the VEGF technology, which permits us to make, use, import, sell and otherwise exploit and distribute licensed products using the VEGF technology. We may also grant sublicenses under the agreement.

        The agreement required an up-front payment of $600,000, which included the acquisition of 150,000 shares of Peregrine common stock valued at $253,000. The remaining $347,000 of the payment was recorded to research and development expense. We are also required to pay Peregrine an annual license fee of $200,000 per year in cash or SuperGen common stock until the first filing of an investigational new drug application, or IND, in the United States utilizing the licensed patents. In addition, the terms of the agreement require that we pay milestone payments and royalties to Peregrine based on the net revenues of any drugs commercialized using the VEGF technology. The milestone payments could ultimately total approximately $8.25 million, plus additional royalty payments as required under the agreement. We are required to make milestone payments to Peregrine upon (a) commencement by us of the first Phase III trial in the United States, Europe or Japan for the first therapeutic clinical candidate covered under the licensed patents; (b) commencement by us of Phase III trial in the United States, Europe or Japan for subsequent therapeutic clinical candidates covered under the licensed patents; (c) commencement by us of a Phase II/III trial, if any; (d) receipt of regulatory approval in the United States for the first therapeutic clinical candidate covered under the licensed patents; (e) receipt of regulatory approval in a European nation for the first therapeutic clinical candidate covered under the licensed patents; and (f) receipt of regulatory approval in Japan for the first therapeutic clinical candidate covered under the licensed patents.

        The agreement will continue in full force and effect on a country-by-country and licensed product-by-licensed product basis until there are no remaining royalty payment obligations in a country, at which time the agreement will terminate in its entirety in such country, unless terminated sooner as provided in the agreement. Upon termination of the agreement in any country, we will have a non-exclusive, irrevocable, fully paid-up right and license to use and exploit the licensed patents in that country. We may terminate the agreement with respect to any country with 30 days written notice to Peregrine. In addition, if either party materially breaches the agreement, the other party will have termination rights.

4.    AMUR Pharmaceuticals, Inc.

        In September 2000, we acquired the intellectual property of AMUR Pharmaceuticals, Inc., or Amur, a company with the proprietary rights to AM 454, which can potentially prevent the onset of Type II diabetes according to pre-clinical animal studies, and rights to a 20K growth hormone, with potential for treatment of Type II diabetes. Amur's technology is based on a water-soluble class of hormones. We acquired these rights in exchange for 37,795 shares of our common stock and two-year warrants to purchase 200,000 shares of our common stock at $40.00 per share. Two of our former directors were formerly directors of Amur. The president of Amur performed consulting services for SuperGen and was paid $180,000 in 2001, $152,000 in 2000 and $68,000 in 1999 for these consulting services. In addition, in September 1999 this individual was granted an option to purchase 5,000 shares of SuperGen stock.

5.    Clayton Foundation for Research—Camptothecin and Paclitaxel

  Research Agreements

        In November 1999, we entered into two research agreements with the Clayton Foundation for Research, or Clayton, a Texas nonprofit corporation, and the Research Development Foundation, or RDF, a Nevada nonprofit corporation, to provide funding to Clayton for use in its research involving cancer therapy and Camptothecin under one agreement and cancer therapy and Paclitaxel under the second agreement. RDF is affiliated with Clayton and is assigned title to inventions, discoveries and know-how arising out of Clayton's research for patenting and licensing. As set forth in the related license agreements, we obtained exclusive licenses from RDF to any inventions or discoveries arising out of the research funded under the research agreements. Clayton has ongoing research involving cancer therapy, including research regarding each of Camptothecin and Paclitaxel under the direction of Vernon Knight, M.D., at Baylor College of Medicine in Texas.

        Under the terms of the Camptothecin research agreements, we must supply Mr. Knight, at no cost, quantities of 9-nitro-camptothecin (9-NC) as may be required by Mr. Knight and Clayton to conduct the research pursuant to the agreement. If we cannot or do not provide Clayton with the required quantifies of 9-nitro-Camptothecin (9-NC) under the agreement, then Clayton may purchase such quantities from a third party and we must reimburse Clayton for the cost thereof. Clayton will conduct research at Baylor College under the direction of Mr. Knight in accordance with the work plans agreed to by the parties. We will provide funding for the research. Clayton must keep us informed of the progress of the research conducted under the agreement. The Paclitaxel research agreement expired by its terms in November 2001.

        Any discoveries or inventions conceived or reduced to practice during the terms of the agreements and which directly result from the performance of the research thereunder, as well as any patent applications and patents therefor, will be owned by RDF but will be subject to our license rights. RDF has the right to elect to prepare, file, prosecute and maintain patent applications for any inventions and, if it declines to do so, then we have the right to do so. Any discoveries or inventions under the agreements will be "Proprietary Property" as defined in the related license agreements dated November 15, 1999, between RDF and us. Thus, any such discoveries and inventions automatically will be licensed exclusively to us under the terms and conditions set forth in the license agreements.

        We must coordinate all publicity relating to the transactions contemplated by the agreements with Clayton. No party will issue any press release, publicity statement or other public notice relating to the agreements, or the transactions contemplated by the agreements, without the prior consent of both Clayton and us, except to the extent otherwise required by applicable law.

        In May 2002, the parties agreed to extend the Camptothecin agreement through 2002. If we fail to perform our obligations under the agreement, and such failure is not cured within 30 days after notice, then Clayton may terminate the Camptothecin agreement. If RDF fails to perform its obligations under the agreement, and such failure is not cured within 30 days after notice, then we may terminate the agreement.

  License Agreements

        In November 1999, we entered into two license agreements with the Research Development Foundation, a Nevada nonprofit corporation, to obtain exclusive, worldwide licenses from RDF to produce, make, manufacture, use, sell, rent and lease methods, processes or products involving RDF's Camptothecin product and RDF's Paclitaxel product, and related proprietary property under the agreements. We have agreed to use commercially reasonable efforts with regard to commercialization of the products under the agreements.

        Under the terms of the agreements, RDF may not license any other party rights to deliver Camptothecin or Paclitaxel, or analogues thereof, alone or in combination with another drug, in liposomes, lipid complexes or other liposome particles to the respiratory tract via aerosol droplets. We also have the right to grant sublicenses to others within the scope of and under the terms and conditions of the agreements. We must provide written notice of any such sublicenses to RDF. We also have the right to review and reference the know-how in any application or filing relating to the proprietary property with any governmental or regulatory authority.

        RDF will, at its own expense, file patent applications relating to the proprietary property in the United States and any other countries agreed upon by the parties under the agreements. RDF agrees to use its best efforts to prosecute such patent applications and to maintain any patents issued thereon. We, in our sole discretion, may elect to assume responsibility (and to pay any associated fees and expenses) with respect to any patent applications or patents which RDF intends to abandon. We may abandon any patent applications or patents for which we have assumed responsibility and will not be liable to RDF in any way for such abandonment.

        Any improvements on the proprietary property under the agreements, whether patentable, copyrightable or not, now or hereafter made and found by our agents or employees, shall be owned by RDF and will be considered part of the licensed proprietary property under the agreements. The worldwide rights in the corresponding patents, patent applications, copyrights and/or know-how will be the property of RDF subject to all the terms and conditions of the agreements, and will be licensed to us under the applicable agreement.

        Upon execution of each of the agreements, we paid RDF an up-front non-refundable license fee consisting of $410,000 in shares of SuperGen common stock under each agreement. In addition, we must pay RDF royalties based on gross revenues under the agreements. Only one royalty will be payable on a product, regardless of the number of licensed applications and licensed patents of the proprietary property under which such product has been manufactured, used or sold. We will also pay RDF fees received from sublicensees of the licensed proprietary property under the agreements. However, the parties agree that RDF is not entitled to any share of amounts received by us for pilot studies, research and development, the license or sublicense of any intellectual property other than the licensed proprietary property, reimbursement for patent or other expenses, or as consideration for equity or debt in connection with activities under the agreement.

        In addition to the up-front license fee and royalties, we must also make milestone payments to RDF in the form of SuperGen common stock with respect to each product under the agreements upon (a) the earlier of (i) approval, or (ii) the date of effectiveness of an IND filed with the FDA for such product; (b) completion of a "Phase I" human clinical trial for such product and the final report thereon; (c) completion of a "Phase II" human clinical trial for such product and the final report thereon; (d) completion of any other phase of human clinical trials for such product required by the FDA and the final report thereon; and (e) upon approval by the FDA of an NDA for such product.

        The term of each of the agreements is for a period of ten (10) years extending from the first commercial revenue actually collected under the applicable agreement or for the life of the last to expire of the patents or patent applications of the licensed proprietary property thereunder, whichever is earlier, unless sooner terminated by the parties pursuant to the applicable agreement.

6.    Inflazyme Pharmaceuticals Ltd.—Hapalosin and Rhizoxin

        In April 1997, we entered into a license agreement with Inflazyme Pharmaceuticals Ltd. to obtain an exclusive worldwide royalty bearing license of the patent rights and know-how related to Hapalosin and Rhizoxin for all uses, including all diagnostic, therapeutic and prophylactic uses, except in the area of inflammation.

        Under the terms of the agreement, we have a license to grant sublicenses of the technology, make, import, export, use, sell, distribute, promote and otherwise exploit the Hapalosin and Rhizoxin related technology for the authorized uses. At least semi-annually during the term of the agreement, Inflazyme will provide us all know-how related to the authorized uses, reduced to practice, or otherwise developed or generated by or on behalf of Inflazyme or its affiliates during the period since the last delivery of know-how to us. In addition, Inflazyme will cooperate with us and use its best efforts to enable us to continue to use the know-how for the manufacture of products.

        The license granted to us under the agreement includes the results of the research and development work conducted by Inflazyme and materials prepared by Inflazyme in connection with our pre-clinical evaluation of each of the Hapalosin and Rhizoxin products. We may review, photocopy and, when possible, obtain electronic versions of the development work, and we have the right to use such information for any product development or commercial purpose within the authorized uses.

        Title to all inventions and other intellectual property, including any improvements to the patent rights and know-how related to Hapalosin and Rhizoxin, made solely by or on behalf of us during the term of the agreement will be owned by us. Title to all inventions and other intellectual property made solely by or on behalf of Inflazyme during the term of the agreement will be owned by Inflazyme. Title to all inventions and other intellectual property made jointly by or on behalf of either party during the term of the agreement will be jointly owned by the parties. Inflazyme will have the right to control the preparation, filing, prosecution and maintenance of the patent rights related to the products, and any interferences, re-examinations, reissues and oppositions relating thereto, using patent counsel of its choice. Inflazyme must consult with us regarding the conduct of all such activities, and shall provide us with an opportunity to review and provide input on all proposed submissions to any patent office. The parties will cooperate to prepare, file, prosecute and maintain patent applications covering any joint inventions.

        Upon execution of the agreement, we paid Inflazyme one-half of its estimated costs for development work as an advance for such work, allocated between the Hapalosin and Rhizoxin technology. In partial consideration for the license granted to us under the agreement, we also purchased shares of Inflazyme common stock for a total purchase price of $166,667. In addition, we must make milestone payments to Inflazyme upon (a) completion of Phase II clinical trials for each of the first Hapalosin and Rhizoxin products, (b) completion of Phase III clinical trials for each of the first Hapalosin and Rhizoxin products, (c) NDA filing for each of the first Hapalosin and Rhizoxin products, and (d) NDA approval for each of the first Hapalosin and Rhizoxin products. At the election of either party, any or all of the milestone payments are payable in unregistered shares of SuperGen common stock. We must also pay Inflazyme royalties on worldwide aggregate net sales of the Hapalosin and Rhizoxin products based on sales amounts, and thirty percent (30%) of all royalties and other consideration received by us for the grant of any sublicenses of any rights under the agreement. The payments payable under the agreement are due and payable within 60 days of the end of each calendar quarter (March 31, June 30, September 30 and December 31).

        Unless terminated sooner as provided in the agreement, the agreement will continue in full force and effect on a licensed product-by-licensed product basis until the first to occur of: (i) the twentieth anniversary of the agreement, or (ii) expiration of the last to expire patent within the patent rights covering a particular licensed product. We may terminate the agreement with respect to any country with 60 days written notice to Inflazyme. In addition, if either party materially breaches the agreement, the other party will have certain termination rights. Further, either party may terminate the agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership or liquidation for the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within 60 days after filing.

7.    Pharmachemie B.V.—Decitabine Project

        In September 1999, we entered into a Know-How Transfer and Cooperation Agreement with Pharmachemie B.V. Under the agreement, Pharmachemie sold and transferred to us its know-how related to a pharmaceutical product approach for the treatment of leukemia and other hematologic malignancies, called the "Decitabine Project." Under the agreement, we obtained all rights and title with respect to the know how related to the Decitabine Project, including the related intellectual property rights, such as patent applications, and the exclusive world-wide right to use the know how for any purpose whatsoever, including the filing of applications for marketing approval of the products. Upon execution of the agreement, we delivered to Pharmachemie shares of SuperGen common stock equal to $4 million aggregate amount.

8.    Warner-Lambert Company—Pentostatin

        In September1996, we entered into a Purchase and Sale Agreement with the Warner-Lambert Company, pursuant to which we agreed to purchase the exclusive rights to the anticancer drug Nipent from Warner-Lambert for the United States, Canada and Mexico. The assets we acquired included all of Warner-Lambert's unpurified crude concentrate form of pentostatin, from which Nipent is made, and related inventory, new drug application, Canadian new drug submission, intellectual property and customer list.

        Under the agreement, we granted Warner-Lambert an irrevocable, non-exclusive, worldwide, perpetual and royalty-free license to use the know-how acquired by us under the agreement (in or outside the territories of the United States, Canada and Mexico) to the extent necessary to manufacture the pentostatin product for sale exclusively outside the United States, Canada and Mexico. Warner-Lambert may sublicense or assign such rights to any third party, subject to the terms of the agreement.

        In addition, to the extent not acquired by us under the agreement, Warner-Lambert granted us an irrevocable, non-exclusive, worldwide, perpetual and royalty-free license to use all the technical know-how reasonably required or useful for the manufacture of the pentostatin products under the agreement, and any other intellectual property owned or licensed by Warner-Lambert as of the closing date necessary or helpful in the manufacture of the pentostatin products.

        In consideration for the assets and related intellectual property rights acquired by us under the agreement, we paid Warner-Lambert $2,073,000 in cash and $1,000,000 in unregistered restricted SuperGen common stock, followed by an additional cash payment of $500,000.

9.    Pharmos Corporation

        In February 1995, we entered into a License Agreement with Pharmos Corporation, or Pharmos, pursuant to which we obtained a non-exclusive, worldwide license, without the right to sublicense, to make, use and sell the licensed products under the patents identified in the agreement. Pharmos retained the worldwide right to make, use and sell any licensed product within the licensed field, and for any other educational, research and commercial purposes it may choose. During the term of the agreement, Pharmos will be responsible for prosecuting and maintaining the patents for the licensed patent rights.

        Upon execution of the agreement, we paid Pharmos a one-time development reimbursement fee of $100,000. In addition, we must pay Pharmos royalties equal to 2% of the net sales of any licensed products sold by us under the agreement. We must also pay Pharmos $50,000 in connection with the first filing by us of an NDA in any jurisdiction on a licensed product. The parties agree that only one NDA fee will be paid with respect to any licensed product. We may terminate the agreement upon 90-days written notice to Pharmos. Pharmos may terminate the agreement if we are in default or breach.

10.  Cyclex, Inc.

        In March 1994, we entered into a Patent License Agreement with Cyclex Inc., or Cyclex, pursuant to which we obtained a license under a patent identified in the agreement to make, use and sell pharmaceutical products for cytotoxic anticancer formulations containing HPBCD and certain other ingredients, for use in the United States. Cyclex agrees that it will not enter into a license agreement with any other parties granting the rights to make, use and sell the licensed products in the United States. The rights granted to us under the agreement are non-transferable, and we may not grant sublicenses thereof.

        In consideration of the rights granted under the agreement, we must pay a 3% royalty to Cyclex on our net sales under the agreement. Only one royalty payment is due to Cyclex for the initial sale made by us or for the internal transfer price of each licensed product. The agreement will remain in effect until the expiration of the licensed patent under the agreement, or a final finding of invalidity or withdrawal of the licensed patent, subject to earlier termination for breach.

11.  Janssen Biotech, N.V.

        In March 1994, we entered into a Worldwide License Agreement with Janssen Biotech, N.V., or Janssen, pursuant to which we obtained from Janssen an exclusive license to make, use and sell the pharmaceutical cytotoxic anticancer formulations containing HPBCD and certain other ingredients as developed by Janssen, for use worldwide except in the United States. We also have the right to grant sublicenses of the product. The rights granted under the agreement are otherwise non-transferable, except to affiliates.

        In consideration of the rights granted under the agreement, we must pay a royalty of 4% for the license of the know-how in all countries and a royalty under the patent rights of 3% in those countries where patent rights have been granted. In addition, we paid Janssen a downpayment of $60,000 in connection with the execution of the agreement, and must make additional milestone payments to Janssen during the term of the agreement.

        The agreement will remain in effect until the expiration of the last to expire patent rights under the agreement, subject to earlier termination for breach. In the event, however, that after the expiration of the patent rights the know-how under the agreement is still confidential and substantial, then the term of the agreement will be renewed for successive periods of one (1) year each during which our obligations to pay royalties under the agreement will be limited to know-how related royalties.

12.  The Long Island Jewish Medical Center

        In November 1993, we entered into a Patent License and Royalty Agreement with The Long Island Jewish Medical Center, or LIJ, pursuant to which we obtained an exclusive right and license in and to the patent identified in the agreement, together with the right to grant sublicenses thereof. LIJ retained a royalty-free, non-exclusive, non-transferable license and right to the patent rights under the agreement for its own research and institutional purposes. We have the right to state in any advertising, promotions or sales that we are the exclusive licensee of LIJ under the patent rights covered by the agreement.

        Upon execution of the agreement, we paid LIJ a one-time license fee of $15,000. In addition, we must pay LIJ royalties equal to 0.5% of the net sales price of any patent products leased or sold by us under the agreement, continuing until the end of the term of the patent rights or for thirteen (13) years, whichever is earlier. We must also pay any expenses for the preparation and filing of new patent applications and patent maintenance fees for all issued patents covered by the agreement.

        The agreement may be terminated by LIJ if we cease to carry on our business, fail to pay royalties owed under the agreement or otherwise materially breach the agreement. We may terminate the agreement upon six (6) month's notice to LIJ. The agreement will terminate automatically upon the expiration of the last of the patent rights under the agreement or thirteen (13) years after the first commercial sale of patent products under the agreement, whichever is earlier.

13.  The Jackson Laboratory

        In August 1993, we entered into a Patent License and Royalty Agreement with The Jackson Laboratory, or Jackson, pursuant to which we obtained an exclusive right and license in and to the patents and patent rights related to three (3) patents identified in the agreement, together with the right to grant sublicenses thereof. Jackson retained a royalty-free, non-exclusive, non-transferable license and right to the patent rights under the agreement for its own research and institutional purposes. We have the right to state in any advertising, promotions or sales that we are the exclusive licensee of Jackson under the patents covered by the agreement.

        Upon execution of the agreement, we paid Jackson a one-time reimbursement fee of $25,000. In addition, we must pay Jackson royalties equal to 2% of the net sales price of any patent products leased or sold by us, and a royalty equal to 10% of the net royalty paid to us on account of any lease or sale of such patent rights and related products. We must also pay Jackson an annual payment of $2,500 per year, payable each year until the year of the last-to-expire patent rights. We must also pay any expenses for the preparation and filing of new patent applications and patent maintenance fees for all issued patents covered by the agreement.

        The agreement may be terminated by Jackson if we cease to carry on our business, fail to pay royalties owed under the agreement or otherwise materially breach the agreement. We may terminate the agreement upon six month's notice to Jackson.

Supply and Distribution Agreements

        We have entered into a variety of supply and distribution agreements in pursuing our business. Some of our more significant relationships are as follows:

1.    Abbott Laboratories—Nipent

        In December 1999, we entered into a Nipent U.S. Distribution Agreement with Abbott Laboratories. Under the agreement, we must supply Nipent inventory to Abbott on a consignment basis, for distribution by Abbott within the United States. At no time during the performance of the agreement will title to the products pass from us to Abbott.

        As of March 1, 2000, Abbott became the exclusive United States distributor of Nipent for a period of five (5) years under the agreement, with the sole and exclusive right to commercially distribute the product to third parties within the United States. Abbott may sell and distribute Nipent in the United States, collect monies due for those sales, convey a portion of such monies to us four times per year, and retain a portion of the monies collected as the fee for the distribution work. We retain all United States promotional, advertising and marketing rights for Nipent. Upon receipt by Abbott of orders for products under the agreement, Abbott must ship and invoice the products at the wholesale acquisition cost for the product established by us and reported to Abbott.

        In January 2000, Abbott made a $5 million cash payment to us in connection with the granting of the exclusive distribution rights by us to Abbott.

2.    Warner-Lambert Company—Pentostatin

        In October 1997, we entered into a Supply Agreement with Warner-Lambert Company, pursuant to which we contracted to manufacture and supply the pharmaceutical preparation for human use containing pentostatin in unlabeled sterile filled vials to Warner-Lambert or any entity designated by Warner-Lambert to act on its behalf with respect to the purchase of the product, for sale outside of North America (United States, Canada and Mexico) and Japan.

        Under the agreement, we agreed to supply the pentostatin product to Warner-Lambert for sale outside of North America and Japan, and Warner-Lambert agreed to buy its total requirements of the pentostatin product for sale in the designated territories from us or our designee. Title to the products sold to Warner-Lambert or its designee under the agreement and risk of loss will pass to Warner-Lambert or its designee when the products are presented for customs clearance of the country of the designated designation. Warner-Lambert also agreed that: (i) all of the product purchased under the agreement will be purchased for resale or otherwise distributed solely in the designated territory; and (ii) none of the products purchased under the agreement will be resold or otherwise distributed in the United States, Canada or Mexico.

        In addition, the agreement contains non-compete obligations whereby Warner-Lambert agrees that it will not, for the longer of (x) the term of the agreement and thereafter for a period of three (3) years or (y) a period of ten (10) years from the date of the agreement, directly or indirectly, sell pentostatin anywhere in the United States, the Commonwealth of Puerto Rico, Canada or Mexico or have any ownership interest in, or participate in the financing, operation, management or control of any person selling pentostatin in such areas. With respect to regulatory requirements regarding the pentostatin products supplied under the agreement, we are responsible for obtaining and maintaining all registrations required by any governmental or regulatory authority of the United States and Warner-Lambert is responsible for obtaining and maintaining all registrations required by any governmental or regulatory authority of any country in the designated territories.

        The agreement will remain in effect for seven (7) years following the day on which we or our designee makes the first delivery of the product to Warner-Lambert or Warner-Lambert's designee, subject to earlier termination by either party for breach.

3.    Hauser Technical Services—Pentostatin

        In December 2002, we entered into a Pentostatin Supply Agreement with Hauser Technical Services, Inc. ("Hauser"), which will be filed as an exhibit to our next periodic filing with the SEC, subject to confidential treatment as appropriate. Under the agreement, Hauser will batch process pentostatin crude concentrate supplied to Hauser by us or parties authorized by us, to yield pentostatin as an active pharmaceutical ingredient ("API"). Hauser must notify us before it may subcontract any part of its responsibilities under the agreement to another party.

        Prior to processing each batch of pentostatin crude concentrate under the agreement, we must furnish Hauser (at no cost to Hauser) a sufficient amount of pentostatin crude concentrate to process at least one batch, but no more than five batches. Hauser is not required to store pentostatin crude concentrate for more than five batches. The agreement requires Hauser to provide us with the batch records, copies of raw data, all calculated data, exception reports and other documents approved by Hauser's quality assurance department for review prior to shipping any deliverables under the agreement pursuant to our instructions. Hauser must pay the costs of the raw materials (except the pentostatin crude concentrate) used under the agreement.

        Hauser agrees to reserve one of its facilities for use pursuant to the agreement. In the event that we do not order at least three batches of pentostatin crude concentrate for processing in any contract year during the term of the agreement, we agree to pay Hauser a shortfall payment following the end of such contract year. We must provide Hauser with written forecasts in January and June of each contract year regarding the number of batches of pentostatin crude concentrate that we expect to require Hauser to process over the subsequent 12-month period. In addition, we are solely responsible for applying for, obtaining and paying the costs regarding any approvals from regulatory authorities relating to the registration of the API, and we will own any new drug application supplement in connection therewith. Hauser agrees to reasonably cooperate and assist us in obtaining such approvals.

        Under the agreement, we have title to all pentostatin crude concentrate, all work-in-process, all API and deliverables processed for us (including stability samples), standards for pentostatin and the s-isomer standards subject to the agreement. If any damage or loss of the pentostatin crude concentrate occurs prior to the time that Hauser completes the processing of the API, and such damage or loss is the result of Hauser's mishandling of the pentostatin crude concentrate (whether by negligence or breach of its obligations under the agreement), then Hauser will credit us on the next invoice or otherwise reimburse us for the cost of any labor and raw materials paid for by us that were used, damaged or lost. In addition, Hauser would need to pay us a mitigation fee in connection with such loss or damage.

        The initial term of the agreement will be for a period of two (2) years from execution. The parties may agree in writing to renew the agreement for additional one-year periods. The agreement may be terminated (i) upon mutual written consent of the parties, (ii) by us upon 30-days written notice to Hauser for any reason or no reason, (iii) by either party in the event of a material breach, insolvency or bankruptcy of the other party, or a force majeure event that continues for at least 60-days following notice by the other party, (iv) by Hauser upon 12-months written notice to us if Hauser or its successors choose to move to a new processing facility, or (v) by Hauser if we do not approve increases to the processing fees under the agreement due to cost increases for the material safety data sheets for the finished API and raw materials. If the agreement is terminated pursuant to clause (ii) or (v) of the preceding sentence, then we will need to reimburse Hauser for the cost of any unique unused raw materials and pay Hauser a termination fee.

4.    EuroGen Pharmaceuticals Ltd.

        In September 2001, we entered into a Supply and Distribution Agreement with EuroGen Pharmaceuticals Ltd., or EuroGen, a company incorporated and registered in England and Wales, and an affiliate of SuperGen.

        Under the agreement, we granted EuroGen the exclusive European and South African rights to promote, market, distribute and sell certain of our existing generic and other products or compounds. The agreement also establishes a process for granting EuroGen rights to sell additional products in Europe and South Africa, subject to our compliance with our other existing licensing and distribution arrangements. After complying with these existing obligations, we will be required to offer EuroGen the option to obtain European and South African rights to our future products. The agreement grants EuroGen a nonexclusive limited license to use our name and logo in connection with activities under the agreement. EuroGen is required to seek and pay for all regulatory approvals and authorizations necessary for the commercial sale of the products in the territories where they market and sell the products.

        Pursuant to the profit sharing terms of the agreement, EuroGen must pay us on a quarterly basis a percentage of the net sales revenues of products sold in the designated countries under the agreement.

        The term of the agreement will expire fifteen (15) years after the date of regulatory approval of the product under the agreement in the first country within the designated territory, unless terminated sooner for breach, bankruptcy or insolvency of one of the parties. In addition, we may terminate the agreement if EuroGen directly or indirectly develops, markets, sells or otherwise distributes any products within the designated territory which could compete with the products under the agreement, or EuroGen appoints any third party to develop, market, sell or otherwise distribute any such products which could compete with the products under the agreement.

        Through September 30, 2002, we had advanced $776,000 to EuroGen to fund its start-up operations. We do not expect to be reimbursed for these advances, and have charged this amount to selling, general and administrative expenses in 2002.

5.    Yunnan Hande Technological Development Co. Ltd.—Paclitaxel

        In May 1997, we entered into a Non-Exclusive Supply Agreement with Yunnan Hande Technological Development Co. Ltd., or Yunnan. Yunnan has developed a process for the production of Paclitaxel and has sought to implement a process which meets Good Manufacturing Practices of the United States FDA, and we have consulted with Yunnan regarding the development plans for the production of Paclitaxel and other products.

        Under the agreement, we agreed to purchase a minimum number of Paclitaxel before the end of one year from the date of approval of our Abbreviated New Drug Application, or ANDA, for the

Paclitaxel drug product, on a non exclusive basis. Yunnan is free to sell Paclitaxel to any party in any place and we are free to purchase Paclitaxel from third parties. We must pay Yunnan an aggregate of $1 million during the FDA inspection period for the products.

Terminated Orathecin-Related Agreements with Abbott Laboratories

        In December 1999, we entered into a Worldwide Sales, Distribution, and Development Agreement with Abbott Laboratories covering the marketing and sale of Orathecin and a related Common Stock and Option Purchase Agreement. On March 4, 2002, SuperGen and Abbott Laboratories entered into a Termination and Release Agreement providing for the termination of the Orathecin related agreements.

        Under the terminated agreements, Abbott was to invest in shares of our common stock and would have participated with us in the marketing and distribution of Orathecin. We would have co-promoted Orathecin with Abbott in the United States and Abbott would have exclusive rights to market Orathecin outside of the United States. In the United States market, we would have shared profits from product sales equally with Abbott, while outside of the United States market, Abbott would have paid us royalties and transfers fees based on product sales. Abbott was obligated to purchase up to $81.5 million in shares of our common stock over a period of time. In addition, Abbott had an option to purchase up to 49% of the shares of our common stock outstanding at the time of exercise at $85 per share. Abbott also had a right of first discussion with respect to our product portfolio and a right of first refusal to acquire us. In connection with these agreements, Abbott made a $26.5 million equity investment in January 2000 and a $2.5 million equity milestone payment in July 2001.

        Pursuant to the termination, we regained all marketing rights to Orathecin worldwide and we are no longer obligated to share profits from product sales of Orathecin. Abbott no longer has the right or obligation to purchase the remaining aggregate amount equal to $52.5 million in shares of our common stock, no longer has the option to purchase up to 49% of our outstanding shares, no longer has the right of first discussion with respect to our product portfolio, and no longer has a right of first refusal to acquire us. At the same time, we will not receive any further milestone payments from Abbott. In connection with the termination, we also agreed to reimburse Abbott for $1.6 million in development fees.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling security holders.

DIVIDEND POLICY

        We have not declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business and, therefore, we do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

SELLING SECURITY HOLDERS

        Up to 3,930,800 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

  •
  200,000 shares of common stock issuable upon exercise of a warrant held by The Kriegsman Group;

  •
  1,806,400 shares of common stock issued in a private transaction that closed on September 24 2002;

  •
  1,806,400 shares of common stock issuable upon exercise of warrants issued in the September 2002 transaction; and

  •
  118,000 shares of common stock issuable upon exercise of a warrant issued to Paul Revere LLC, an affiliate of Rodman & Renshaw, Inc., the private placement agent in the September 2002 transaction.

        As noted below, the selling security holders have obtained the shares of common stock and shares of common stock issuable upon exercise of warrants covered in this prospectus through private transactions

        The warrant issued to The Kriegsman Group was in connection with services rendered to us. In March 2001, we retained The Kriegsman Group to render advice and assistance to us with respect to financial public relations and promotion. As a part of the arrangement, we issued a warrant dated March 22, 2001 to The Kriegsman Group for the purchase of up to 200,000 shares of our common stock and agreed to register the shares underlying the warrant pursuant to a Registration Rights Agreement dated March 22, 2001. Other than the agreement to provide us with public relations and promotion consulting services and an agreement under which The Kriegsman Group is providing us with financial consulting, business strategy and other related services, The Kriegsman Group has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. The issuance of the warrant is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

        In the September 2002 private placement transaction, we sold 1,806,400 shares of common stock and warrants for the purchase of up to 1,924,400 shares of common stock to several accredited investors for approximately $4.5 million in cash pursuant to a Securities Purchase Agreement dated September 23, 2002. In connection with the transaction, we also entered into a Registration Rights Agreement with the investors dated September 23, 2002, pursuant to which we agreed to register the common stock and the common stock underlying the warrants for resale. The issuance of the shares of common stock and warrants is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

        The selling security holders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our common stock.

        Under the terms of the warrants issued in the September 2002 transaction, a selling security holder may not exercise warrants, to the extent such exercise would cause such selling security holder to have acquired a number of shares of common stock which would equal or exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares and percentages set forth in the following table does not reflect this limitation.

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling security holders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

        The percentage of shares beneficially owned is based on 33,284,768 shares outstanding at September 30, 2002 determined in accordance with rule promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. To prevent dilution to the selling security holders, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock.

	Shares Beneficially Owned Prior to the Offering					Shares Beneficially Owned After the Offering***
				Number of Shares Being Offered
	Number		Percent			Number	Percent
The Kriegsman Group (1)	200,000		*	200,000		—	—
Smithfield Fiduciary LLC (2)	2,000,000	**	6.0%	2,000,000	**	—	—
Cranshire Capital, L.P. (3)	400,000		1.2%	400,000		—	—
AIG DKR Soundshore Private Investors Holding Fund Ltd. (4)	332,800		*	332,800		—	—
Omicron Master Trust (5)	480,000		1.4%	480,000		—	—
OTATO L.P. (6)	200,000		*	200,000		—	—
Mainfield Enterprises Inc. (7)	200,000		*	200,000		—	—
Paul Revere, LLC (8)	118,000		*	118,000		—	—

*
Represents beneficial ownership of less than 1% of common stock.
**
See limitation in fifth paragraph preceding this table.

***
The table assumes that the selling security holders sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold.

(1)
Consists of shares issuable upon exercise of a warrant for the purchase of common stock at an exercise price of $10.47 per share, issued to The Kriegsman Group as partial compensation for consulting and other related services.

(2)
Includes 1,000,000 shares of common stock held by Smithfield Fiduciary LLC, all of which are registered for sale under this prospectus, and 1,000,000 shares that Smithfield Fiduciary LLC has the right to acquire upon exercise of outstanding warrants. 666,667 shares subject to the warrants have an exercise price of $4.00 and 333,333 shares subject to the warrants have an exercise price of $5.00. Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control

  Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(3)
Includes 200,000 shares of common stock held by Cranshire Capital, L.P., all of which are registered for sale under this prospectus, and 200,000 shares that Cranshire Capital, L.P. has the right to acquire upon exercise of outstanding warrants. 133,334 shares subject to the warrants have an exercise price of $4.00 and 66,666 shares subject to the warrants have an exercise price of $5.00.

(4)
Includes 166,400 shares of common stock held by AIG DKR Soundshore Private Investors Holding Fund Ltd., all of which are registered for sale under this prospectus, and 166,400 shares that AIG DKR Soundshore Private Investors Holding Fund Ltd. has the right to acquire upon exercise of outstanding warrants. 110,934 shares subject to the warrants have an exercise price of $4.00 and 55,466 shares subject to the warrants have an exercise price of $5.00.

(5)
Includes 240,000 shares of common stock held by Omicron Master Trust, all of which are registered for sale under this prospectus, and 240,000 shares that Omicron Master Trust has the right to acquire upon exercise of outstanding warrants. 160,000 shares subject to the warrants have an exercise price of $4.00 and 80,000 shares subject to the warrants have an exercise price of $5.00.

(6)
Includes 100,000 shares of common stock held by OTATO L.P., all of which are registered for sale under this prospectus, and 100,000 shares that OTATO L.P. has the right to acquire upon exercise of outstanding warrants. 66,667 shares subject to the warrants have an exercise price of $4.00 and 33,333 shares subject to the warrants have an exercise price of $5.00.

(7)
Includes 100,000 shares of common stock held by Mainfield Enterprises Inc., all of which are registered for sale under this prospectus, and 100,000 shares that Mainfield Enterprises Inc. has the right to acquire upon exercise of outstanding warrants. 66,667 shares subject to the warrants have an exercise price of $4.00 and 33,333 shares subject to the warrants have an exercise price of $5.00.

(8)
Paul Revere, LLC is an affiliate of Rodman & Renshaw, Inc., who acted as placement agent in the September 2002 transaction. Consists of shares issuable upon exercise of a warrant for the purchase of common stock at an exercise price of $3.00 per share.

PLAN OF DISTRIBUTION

        The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        In addition, the selling security holders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also sell shares short and deliver the shares to close out such short positions. The selling security holders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling security holders may from time to time pledge or grant a security interest in some or all of the Shares or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        None of the selling security holders are registered broker-dealers. The Kriegsman Group became affiliated with a registered broker-dealer in October of 2001, after its receipt of the warrant, and Paul Reveres LLC is an affiliate of Rodman & Renshaw, Inc., a registered broker-dealer. The selling security holders, including the two selling security holders who are affiliated with registered broker-dealers, have informed us that none of them has any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If any selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

  •
  the name of each of the participating broker-dealers;

  •
  the number of shares involved;

  •
  the price at which the shares were sold;

  •
  the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

  •
  a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  any other facts material to the transaction.

        We are required to pay all fees and expenses incident to the registration of the shares, including $5,000 of fees and disbursements of counsel to the selling security holders. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        None of the selling security holders intends to use any means of distributing or delivering the prospectus other than by hand or the mails, and none of the selling security holders intends to use any forms of prospectus other than printed prospectuses.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

3,930,800 Shares

SUPERGEN, INC.

Common Stock

PROSPECTUS

January     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount to Be Paid
SEC registration fee	$622
Legal fees and expenses*	$55,000
Accounting fees and expense*	$10,000
Printing expenses*	$2,500
Miscellaneous*	$878

Total	$64,500

*  Estimate

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation's Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) provides for the indemnification of directors to the fullest extent permissible under Delaware General Corporation Law. Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provides indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers.

        Under the Registration Rights Agreements (Exhibits 4.1 and 4.4 hereto), the Registrant has agreed to indemnify the selling security holders and persons controlling the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling security holders have agreed to indemnify the Registrant, its directors, its officers and certain control and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

Exhibit Number		Description of Document
3.1	(a)	Amended and Restated Certificate of Incorporation of the Registrant
3.2	(b)	Bylaws, as amended, of the Registrant
4.1	(d)	Registration Rights Agreement dated March 22, 2001 by and between SuperGen and The Kriegsman Group
4.2	(d)	Warrant A Agreement dated March 22, 2001 by and between SuperGen and The Kriegsman Group
4.3	(c)	Securities Purchase Agreement dated September 23, 2002 by and between SuperGen, Inc. and the purchasers named therein
4.4	(c)	Registration Rights Agreement dated September 23, 2002 by and between SuperGen, Inc. and the purchasers named therein
4.5	(c)	Form of Warrant dated September 24, 2002 issued to the purchasers under the Securities Purchase Agreement
4.6	(c)	Warrant issued to Rodman & Renshaw, Inc. dated September 24, 2002
5.1	(d)	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2	(d)	Consent of Counsel (included in Exhibit 5.1)
24.1	(d)	Power of Attorney

(a)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2000.

(b)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2001.

(c)
Incorporated by reference from the Registrant's Report on Form 8-K dated September 23, 2002 filed with the Securities and Exchange Commission on October 1, 2002.

(d)
Previously filed on October 24, 2002.

ITEM 17. UNDERTAKINGS.

        SuperGen hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  5.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SuperGen pursuant to the foregoing provisions, or otherwise, SuperGen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SuperGen of expenses incurred or paid by a director, officer, or controlling person of SuperGen in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, SuperGen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, state of California, on January 23, 2003.

SUPERGEN, INC.
By:	/s/ JOSEPH RUBINFELD Joseph Rubinfeld, Ph.D. Chief Executive Officer, President and Director

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH RUBINFELD Joseph Rubinfeld	Chief Executive Officer, President and Director (Principal Executive Officer)	January 23, 2003
/s/ EDWARD L. JACOBS Edward L. Jacobs	Chief Business Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 23, 2003
* Charles J. Casamento	Director	January 23, 2003
* Thomas V. Girardi	Director	January 23, 2003
* Walter J. Lack	Director	January 23, 2003
* James S.J. Manuso	Director	January 23, 2003
* Michael D. Young	Director	January 23, 2003
*By:	/s/ JOSEPH RUBINFELD Joseph Rubinfeld Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description of Document
3.1	(a)	Amended and Restated Certificate of Incorporation of the Registrant
3.2	(b)	Bylaws of the Registrant, as amended and restated through May 30, 2001
4.1	(d)	Registration Rights Agreement dated March 22, 2001 by and between SuperGen, Inc. and The Kriegsman Group
4.2	(d)	Warrant A Agreement dated March 22, 2001 by and between SuperGen, Inc. and The Kriegsman Group
4.3	(c)	Securities Purchase Agreement dated September 23, 2002 by and between SuperGen, Inc. and the purchasers named therein
4.4	(c)	Registration Rights Agreement dated September 23, 2002 by and between SuperGen, Inc. and the purchasers named therein
4.5	(c)	Form of Warrant dated September 24, 2002 issued to the purchasers under the Securities Purchase Agreement
4.6	(c)	Warrant issued to Rodman & Renshaw, Inc. dated September 24, 2002
5.1	(d)	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2	(d)	Consent of Counsel (included in Exhibit 5.1)
24.1	(d)	Power of Attorney

(a)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2000.

(b)
Incorporated by reference from the Registrant's Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2001.

(c)
Incorporated by reference from the Registrant's Report on Form 8-K dated September 23, 2002 filed with the Securities and Exchange Commission on October 1, 2002.

(d)
Previously filed on October 24, 2002.

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SUMMARY
Our Business
The Shares Offered in this Prospectus
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
MATERIAL CONTRACTS
USE OF PROCEEDS
DIVIDEND POLICY
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX